Exhibit 2.1

Weil, Gotshal & Manges (London) LLP 110 Fetter Lane London EC4A 1AY +44 20 7903 1000 main tel +44 20 7903 0990 main fax weil.com

27 June 2026

SALE AND PURCHASE AGREEMENT

relating to the sale of all the shares in

AUXEY HOLDCO LIMITED

between

AUXEY HOLDINGS (LUX) S.A.S.

OMERS ADMINISTRATION CORPORATION

AMS CAYCO LTD

THE MANAGEMENT SHARE SELLERS

THE MANAGEMENT BENEFICIAL INTEREST SELLERS

THE TRUSTEE SELLER

and

KORN FERRY

TABLE OF CONTENTS

		Page No.

1	INTERPRETATION	2

2	SALE AND PURCHASE	2

3	CONSIDERATION AND LEAKAGE	2

4	CONDITIONS AND TERMINATION	6

5	PRE-COMPLETION UNDERTAKINGS	10

6	COMPLETION	19

7	POST-COMPLETION UNDERTAKINGS	22

8	WARRANTIES	25

9	LIMITATIONS ON LIABILITY	25

10	CONFIDENTIALITY AND ANNOUNCEMENTS	27

11	ASSIGNMENT	28

12	ENTIRE AGREEMENT	29

13	NO RECOURSE AGAINST SELLER RELATED PERSONS	30

14	GENERAL	30

SCHEDULE 1		39

	PART 1 THE INSTITUTIONAL SELLERS	39

	PART 2 THE MANAGEMENT SHARE SELLERS	—

	PART 3 THE MANAGEMENT BENEFICIAL INTEREST SELLERS	—

	PART 4 THE TRUSTEE SELLERS	—

SCHEDULE 2 RESERVED MATTERS		54

SCHEDULE 3 WARRANTIES		57

SCHEDULE 4 PERMITTED LEAKAGE		67

SCHEDULE 5 DEFINITIONS AND INTERPRETATION		69

Agreed form documents

1.	Indemnity for lost Share certificate

2.	Locked Box Accounts

3.	Resignation letters for Resigning Directors

4.	List of Group Members

5.	List of Buyer’s Group Members

6.	EV to Equity Bridge

7.	Tax Structure Memorandum

8.	401(k) Termination Resolutions

i

THIS AGREEMENT is entered into on 27 June 2026 between:

(1)

AUXEY HOLDINGS (LUX) S.A.S., a company incorporated in the Grand Duchy of Luxembourg with registered number B225042, having its registered address at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg (the “Majority Seller”);

(2)

OMERS ADMINISTRATION CORPORATION, a corporation continued pursuant to the Ontario Municipal Employees Retirement System Act, 2006 with registered number 000122610 and whose registered address is at 900-100 Adelaide St W, Toronto, M5H 0E2, Canada (the “OAC Seller”);

(3)

AMS CAYCO LTD, a company incorporated in the Cayman Islands with registered number 282682, having its registered address at 94 Solaris Avenue, Camana Bay, Ky1-1108, Cayman Islands (the “Minority Seller” and together with the Majority Seller and the OAC Seller, the “Institutional Sellers”);

(4)	THE PERSONS whose names and addresses are set out in Part 2 of Schedule 1 (each a “Management Share Seller” and together the “Management Share Sellers”);

(5)	THE PERSONS whose names and addresses are set out in Part 3 of Schedule 1 (each a “Management Beneficial Interest Seller” and together the “Management Beneficial Interest Sellers”);

(6)

OCORIAN LIMITED, a private limited company incorporated in Jersey with its registered office at 26 New Street, St Helier, Jersey JE2 3RA (the “Trustee Seller”), acting in its capacity as (a) trustee of the Auxey Equity Plan Employee Trust (the “EBT”) and (b) nominee on behalf of the Management Beneficial Interest Sellers; and

(7)

KORN FERRY, a corporation incorporated in the State of Delaware (file number 3064258), whose principal executive office is at 1900 Avenue of the Stars, Suite 1500, Los Angeles, California 90067, United States of America (the “Buyer”).

RECITALS

(A)

The Majority Seller, the Minority Seller and the Management Share Sellers own the legal title and beneficial interest in the Shares set opposite their respective names in Part 1 and Part 2 of Schedule 1, and are entitled to transfer those Shares free and clear of any Encumbrances to the Buyer on the terms and subject to the conditions of this Agreement.

(B)

The Management Beneficial Interest Sellers own the beneficial interest in the Shares set opposite their respective names in Part 3 of Schedule 1, and are entitled to transfer the beneficial interest in those Shares free and clear of any Encumbrances to the Buyer on the terms and subject to the conditions of this Agreement.

(C)

The Trustee Seller owns: (i) the legal title to the Shares in Part 3 of Schedule 1 in its capacity as nominee on behalf of the Management Beneficial Interest Sellers; and (ii) the legal title to and beneficial interest in the Shares set opposite its name in Part 4 of Schedule 1 in its capacity as trustee of the EBT, and is entitled to transfer the legal title to and (as applicable) beneficial interest in those Shares free and clear of any Encumbrances to the Buyer on the terms and subject to the conditions of this Agreement.

(D)

The OAC Seller and the Minority Seller own the legal title and beneficial interest in the Loan Notes set opposite their respective names in Part 1 of Schedule 1, which, immediately prior to Completion, shall be capitalised into the New Preferred Ordinary Shares, and, with effect from the Loan Note Capitalisation, shall be entitled to transfer the legal title to and beneficial interest in those New Preferred Ordinary Shares free and clear of any Encumbrances to the Buyer on the terms and subject to the conditions of this Agreement.

(E)	The Sellers have agreed to sell and the Buyer has agreed to purchase the Shares for the Consideration and on the other terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

In this Agreement, unless otherwise specified, the expressions set out in Schedule 5 have the meanings set out in that Schedule.

2	SALE AND PURCHASE

2.1	On the terms of this Agreement and subject to the Conditions:

(a)	each Institutional Seller and each Management Share Seller shall sell the Shares set out against such Seller’s name in Part 1 and Part 2 (respectively) of Schedule 1;

(b)	each Management Beneficial Interest Seller shall sell the beneficial interest in the Shares set out against such Seller’s name in Part 3 of Schedule 1; and

(c)

the Trustee Seller shall sell: (i) the legal title to the Shares set out in Part 3 of Schedule 1 as nominee on behalf of the Management Beneficial Interest Sellers; and (ii) the Shares set out in Part 4 of Schedule 1 as trustee of the EBT, in each case with full title guarantee free from all Encumbrances, and the Buyer shall purchase the Shares with all rights attaching to them as at Completion.

2.2

Each Seller waives all rights of pre-emption or any other rights or restrictions on transfer in respect of any of the Shares conferred on such Seller by the articles of association of the Company or otherwise.

2.3	Neither the Buyer nor any Seller shall be obliged to complete the sale or purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3	CONSIDERATION AND LEAKAGE

Consideration

3.1	The aggregate consideration payable by the Buyer to the Sellers for the purchase of the Shares is an amount equal to:

(a)	GBP 520,550,611.58; less

(b)	the Transaction Bonus Amount; less

(c)	the Transaction Costs Amount; less

(d)	the Retention Bonus Amount; less

(e)	the EBT Bonuses Employer Tax Amount; less

(f)	the Legacy EBT Bonuses Employer Tax Amount; less

(g)	the Bank Break Fee Amount; less

(h)	an amount equal to any Notified Leakage,

(the “Consideration”).

Apportionment of Consideration

3.2

The Consideration shall be allocated between the Shares in the manner set out in article 5 of the articles of association of the Company adopted in connection with the Loan Note Capitalisation and clause 10.18 of the Existing Shareholders’ Agreement, which shall be reflected in the Completion Schedule.

Consideration settlement

3.3	The Consideration shall be paid in full on the Completion Date:

(a)

in respect of the Allocated Cash Amount of the Institutional Sellers, by the transfer by the Buyer of an amount equal to the aggregate Allocated Cash Amount for all Institutional Sellers in cash in immediately available funds to the Paying Agent Account;

(b)

in respect of the Allocated Cash Amount of the Management Sellers, in accordance with the directions in clause 3.9, by the transfer by the Buyer of an amount equal to the aggregate Allocated Cash Amount for all Management Sellers in cash in immediately available funds to the Paying Agent Account;

(c)

in respect of the Allocated Cash Amount of the Trustee Seller, in accordance with the directions in clause 3.10, by the transfer by the Buyer of an amount equal to: (i) the EBT Loans Amount; plus (ii) the EBT Bonuses Amount, in each case, in cash in immediately available funds to the Company’s Account; and

(d)

by the issue to each Institutional Seller of such number of Consideration Shares as equals such Seller’s Consideration Shares Allocation, in uncertificated, book-entry form, such Consideration Shares to be shares of Buyer Common Stock.

3.4

If, at any time between the date of this Agreement and the Completion, any change in the outstanding shares of Buyer Common Stock occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or other similar transaction, the number of Consideration Shares and any number or amount contained in this Agreement which is based on the price of Buyer Common Stock or the number of shares of Buyer Common Stock (including the Consideration Shares Signing Value, the Actual Completion Stock Price, the Allocated Cash Amount and each Seller’s Consideration Shares Allocation) and other related provisions shall be equitably and appropriately adjusted to the extent necessary to provide the Institutional Sellers and the Buyer the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon or similar transaction; provided that, notwithstanding anything to the contrary set forth herein, (a) in no event shall the number of shares of Buyer Common Stock to be delivered as Consideration Shares: (i) exceed 19.99% of the number of shares of Buyer Common Stock outstanding prior to the issuance of the Consideration Shares hereunder or (ii) have aggregate voting power in excess of 19.99% of the voting power outstanding (as defined in Section 312.04 of the NYSE’s Listed Company Manual) of the Buyer Securities outstanding prior to the issuance of Consideration Shares hereunder and (b) any fractional shares that would otherwise be issued as Consideration Shares as a result of such adjustments shall be subject to clause 3.6. Nothing in this clause 3.4 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.

3.5

Notwithstanding any other provision of this clause 3, but subject to clauses 3.4 and 3.6, the number of Consideration Shares to be issued to each Institutional Seller (including each Institutional Seller’s Consideration Shares Allocation) pursuant to clause 3.3(d) shall be determined as follows:

(a)

if the Completion Stock Price exceeds the Signing Stock Price, the number of Consideration Shares to be issued to each Seller shall be such number of Consideration Shares as is equal to the Consideration Shares Signing Value divided by the Completion Stock Price; and

(b)

if the Completion Stock Price is less than the Signing Stock Price, the number of Consideration Shares to be issued to each Seller shall be such number of Consideration Shares as is equal to the Consideration Shares Signing Value divided by the Completion Stock Price.

3.6

The number of shares of Buyer Common Stock to which each Institutional Seller is entitled as Consideration Shares pursuant to this clause 3 (including each Seller’s Consideration Shares Allocation) shall be rounded down to the nearest whole number of shares of Buyer Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Buyer Common Stock will be issued, and if, after aggregating all Consideration Shares (including fractional shares) that would be issued hereunder to each Seller, such aggregate number of shares of Buyer Common Stock includes a fraction of a share of Buyer Common Stock, no certificates or scrip for any such fractional shares will be issued hereunder and each Seller, by payment to the Paying Agent Account, will instead receive an amount in cash equal to the product of (a) such fraction of a share of Buyer Common Stock multiplied by (b) the Completion Stock Price. The Parties acknowledge that Sellers’ right to receive such cash payment in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Buyer that would otherwise be caused by the issuance of fractional shares of Buyer Common Stock.

3.7

The receipt by the Paying Agent or the Company (as the case may be) of the amounts specified in clauses 3.3(a), 3.3(b) and 3.3(c) shall be an absolute discharge to the Buyer of its obligation to pay each Seller’s Allocated Cash Amount, and the receipt of the shares of Buyer Common Stock specified in clause 3.3(d) shall be an absolute discharge to the Buyer of its obligation to issue the Consideration Shares, and the Buyer shall not be concerned to see to the application of any such amount or the issuance of any shares of Buyer Common Stock hereunder thereafter.

3.8	Each Institutional Seller irrevocably and unconditionally directs and authorises the Buyer to pay all cash amounts payable to them under this Agreement by the Buyer to the Paying Agent Account.

3.9	Each Management Seller irrevocably and unconditionally:

(a)

directs and authorises the Buyer to pay all cash amounts payable to them under this Agreement (excluding, for the avoidance of doubt, any payment made pursuant to clause 3.9(c)) by the Buyer to the Paying Agent Account;

(b)

instructs the Buyer to withhold from the Consideration otherwise payable to such Management Seller at Completion an amount equal to the Management Seller’s respective Management Loan Amount (the “Management Seller Withheld Consideration”);

(c)

instructs the Buyer to pay to the Company at Completion an amount equal to the Management Seller Withheld Consideration in full and final settlement of such Management Seller’s obligations in respect of their respective Management Loan; and

(d)

acknowledges and agrees that, subject to the Buyer complying with its obligations under this clause 3.9, the Buyer shall have no further obligation to pay an amount equal to the Management Sellers’ respective portion of the Management Seller Withheld Consideration to such Management Seller.

3.10	The Trustee Seller irrevocably and unconditionally directs and authorises the Buyer to pay the cash amount payable to them under this Agreement by the Buyer:

(a)	in respect of the EBT Loans Amount, to the Company’s Account, in full and final settlement of the Trustee Seller’s obligations in respect of the EBT Loans; and

(b)	in respect of the EBT Bonuses Amount, to the Company’s Account.

Leakage

3.11	Each of the Sellers in respect of itself and each of its Connected Persons:

(a)

severally warrants to the Buyer that from (but excluding) the Locked Box Date to (and including) the date of this Agreement, there has been no Leakage received by or for the benefit of (or deemed to have been received by or for the benefit of) them and/or any of their Connected Persons; and

(b)

severally undertakes to the Buyer that from the date of this Agreement to (and including) the time of Completion on the Completion Date, there will be no Leakage received by or for the benefit of (or deemed to have been received by or for the benefit of) them and/or any of their Connected Persons, provided that the Sellers shall have no liability to the Buyer under this clause 3.11 if Completion does not occur.

3.12

Subject to clauses 3.13 and 9.1, on and with effect from Completion, if there is or has been any Leakage to any Seller or any Connected Person of that Seller, such Seller severally undertakes to pay to the Buyer on demand on a pound-for-pound basis, an amount in cash equal to the Leakage received (or deemed received pursuant to clause 3.13) by or for the benefit of it or any of its Connected Persons, provided always that no Seller may be liable to the Buyer more than once for the same amount of Leakage, whether actually received or deemed to be received pursuant to clause 3.13.

3.13	For the purposes of clauses 3.11 and 3.12:

(a)

any Leakage under paragraph (g) or (h) of the definition of Leakage and any other Leakage that cannot reasonably be attributed to be for the benefit of any particular Seller or any particular Seller’s Connected Persons, shall be deemed to be for the benefit of all Sellers pro rata in accordance with their Relevant Proportions; and

(b)

any Leakage under paragraph (j) of the definition of Leakage shall be deemed to be received by a Seller if it is incurred by a Group Member in connection with any Leakage paid to, for the benefit of or on behalf of that Seller or any Connected Person of that Seller or deemed to be for the benefit of that Seller pursuant to clause 3.13(a).

3.14

Each Seller severally undertakes to the Buyer to notify the Buyer in writing as soon as is reasonably practicable but in any event within 14 days of becoming aware of any breach of clause 3.11 in respect of such Seller in the period from (but excluding) the Locked Box Date to (and including) the Completion Date, setting out in reasonable detail the nature and amount of Leakage in respect of which such breach relates (to the extent such information is reasonably available at the time such notice is delivered).

3.15

If any Leakage is notified to, or comes to the attention of, the Buyer or a Seller on or prior to Completion, then, subject to the relevant Seller agreeing that Leakage has occurred and agreeing the amount to be paid by the relevant Seller to the Buyer (as determined pursuant to clause 3.12) in respect of such Leakage, such amount shall be Notified Leakage and shall be deducted from the Consideration to be paid to the relevant Seller accordingly.

3.16	For the avoidance of doubt:

(a)

the fact that any Leakage is notified or comes to the attention of the Buyer or a Seller on or prior to Completion but no amount is agreed in respect of it pursuant to clause 3.15 shall not affect the Sellers’ obligations or the Buyer’s rights under this Agreement in respect of such Leakage; and

(b)

the fact that a Notified Leakage amount has been agreed pursuant to clause 3.15 in respect of any Leakage shall not preclude the Buyer from recovering any further amounts payable under clause 3.11 in respect of such Leakage that has not been taken into account in the Notified Leakage, no Seller may be liable to the Buyer more than once for the same amount of Leakage, whether actually received or deemed to be received pursuant to clause 3.13.

3.17	Unless otherwise agreed between the relevant Seller and the Buyer, no Seller shall have any liability for a Leakage Claim and any such Leakage Claim shall be wholly barred and unenforceable unless:

(a)

the Leakage Claim has been notified to the Majority Seller (and, only if any part of the Leakage Claim is against: (i) a Management Seller, the Management Sellers’ Representative; or (ii) the Minority Seller, the Minority Seller), in writing, on or before the date which is nine months after Completion; and

(b)

proceedings have been brought against such Seller (by being both issued and served on that Seller, with a copy to the Majority Seller and, only if any part of the Leakage Claim is against a Management Seller, the Management Sellers’ Representative) in respect of that Leakage Claim within six months of it being notified pursuant to clause 3.17(a), unless the relevant Leakage Claim has by then been agreed to in writing by that Seller.

3.18

Any notice given under clause 3.17(a) shall specify in such detail as is reasonably available to the Buyer at the relevant time the legal and factual basis of the Leakage Claim, the evidence on which the Buyer relies and the Buyer’s good faith estimate of the amount of Leakage, but failure to provide such detail shall not invalidate the Leakage Claim.

4	CONDITIONS AND TERMINATION

Conditions

4.1	Completion of the sale and purchase of the Securities is subject to and conditional on the following Conditions being satisfied:

(a)

(i) following notification of the Transaction in accordance with the National Security and Investment Act 2021 (the “NSI Act”) and this agreement, the Secretary of State notifies the Buyer pursuant to section 14(8)(b)(ii) of the NSI Act that no further action will be taken in relation to the Transaction; or (ii) if the Transaction is called in under the NSI Act, either: (a) the Secretary of State gives a final notification confirming that no further action will be taken in relation to the Transaction; or (b) the Secretary of State makes a final order permitting the Transaction to proceed, subject only to such remedies or requirements that are in all respects satisfactory to the Buyer, and that final order has not been revoked or varied at any time before Completion.

(b)

insofar as the Transaction constitutes a notifiable concentration under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) (the “GWB”), the German Federal Cartel Office (Bundeskartellamt) (the “FCO”) having cleared the Transaction (whether expressly or by expiry of the relevant waiting period), including: (i) the FCO notifying the Buyer within the period referred to in Section 40(1) GWB that the conditions for a prohibition are not met or that it will not initiate an in-depth (Phase II) examination; (ii) the relevant waiting period under Section 40(1) GWB expiring without the FCO having informed the Buyer that it has initiated a Phase II examination; or (iii) where a Phase II examination has been initiated, the FCO clearing the Transaction under Section 40(2) GWB (whether or not subject to conditions or obligations) or the relevant period expiring without a prohibition;

(c)

to the extent applicable, all waiting periods (and any extensions thereof) applicable to the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) having expired or been terminated, including following compliance with any request for additional information or documentary material issued under the HSR Act;

(d)

either (i) the Buyer receiving written confirmation on customary terms from the UK Competition and Markets Authority (the “CMA”) that the CMA’s mergers intelligence committee has no further questions or does not intend to open an investigation into the Transaction or any matters arising therefrom, in response to a briefing paper submitted to the CMA’s mergers intelligence committee; or (ii) the CMA confirming (whether unconditionally or subject only to undertakings in lieu of reference that do not constitute a Burdensome Condition) that it does not intend to refer the Transaction for a Phase 2 investigation;

(e)	(a) to (d) together, the “Regulatory Conditions”); and

(f)

the shares of Buyer Common Stock to be issued as Consideration Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance (the “Listing Condition” and together with the Regulatory Conditions, the “Conditions”).

Regulatory Conditions - responsibility and conduct

4.2

The Buyer shall (and shall procure that each of its Affiliates shall), at its own cost, including the cost of any filing fees incurred thereby, procure that each Condition is satisfied as soon as possible after the date of this Agreement, including by:

(a)

making all necessary filings (including pre-notification filings, if customary) and paying all associated fees in connection with the satisfaction of the Regulatory Conditions, in consultation with the Majority Seller, as soon as possible (and, in any event, within five Business Days) after the date of this Agreement, and in the case of all notification and report forms required to be filed by the Buyer pursuant to the HSR Act in order to satisfy the Regulatory Conditions, specifically requesting early termination of the waiting period prescribed by the HSR Act;

(b)	diligently progressing the filings referred to in paragraph (a) above and supplying all information reasonably required by any Governmental Entity or under applicable Laws as soon as possible;

(c)

not, except with the prior written consent of the Majority Seller: (i) extending any waiting period, withdrawing or agreeing to refile any filing referred to in paragraph (a) above; or (ii) entering into any agreement with any Governmental Entity to not consummate the Transaction; and

(d)

keeping the Majority Seller fully informed about the status and progress of the filings and promptly notifying the Majority Seller, and providing copies, of any communications from any Governmental Entity relating to the Regulatory Conditions or responses to the same.

Notwithstanding the foregoing provisions of this clause 4.2, the Majority Seller shall file or cause to be filed, as soon as possible (and, in any event, within five Business Days) after the date of this Agreement, with the United States Federal Trade Commission and the United States Department of Justice all notification and report forms required to be filed by the Majority Seller pursuant to the HSR Act in order to satisfy the Regulatory Conditions, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act (the “Seller HSR Filings”) and shall procure that such Condition is satisfied as soon as possible after the date of this Agreement, including by:

(i)

making all necessary filings (including pre-notification filings, if customary) in connection with the satisfaction of such Regulatory Condition, in consultation with the Buyer, as soon as possible (and, in any event, within five Business Days) after the date of this Agreement;

(ii)	diligently progressing the filings referred to in paragraph (i) above and supplying all information reasonably required by any Governmental Entity or under applicable Laws as soon as possible;

(iii)

not, except with the prior written consent of the Buyer: (1) extending any waiting period, withdrawing or agreeing to refile any filing referred to in paragraph (i) above; or (2) entering into any agreement with any Governmental Entity to not consummate the Transaction; and

(iv)

keeping the Buyer fully informed about the status and progress of the filings and promptly notifying the Buyer, and providing copies, of any communications from any Governmental Entity relating to such Regulatory Condition or responses to the same.

4.3

The Buyer shall (and shall procure that each member of the Buyer’s Group shall) propose, negotiate, offer, accept, commit to, agree to and implement such remedies, commitments, undertakings, modifications or conditions as the Buyer reasonably considers necessary to satisfy the Regulatory Conditions and to obtain any clearance, consent or approval from any Governmental Entity (including to avoid a reference of the Transaction for a CMA Phase 2 investigation), provided that nothing in this Agreement shall require the Buyer or any member of the Buyer’s Group to:

(a)

propose, offer, accept or implement any remedy, commitment, undertaking, modification or condition that relates to, or imposes any limitation or restriction on, any business, assets, rights or operations other than the RPO Business;

(b)

propose, offer, accept or implement any remedy, commitment, undertaking, modification or condition that, individually or in aggregate with all other remedies, commitments, undertakings, modifications or conditions proposed, offered, accepted, committed to, agreed or implemented (or required to be implemented) pursuant to this clause 4.3, would reasonably be expected to result in (i) costs, expenses, liabilities or losses of any kind being incurred or suffered by the RPO Business (or, to the extent arising from a remedy relating to the RPO Business, the Group or the Buyer’s Group); (ii) a diminution in the value of the RPO Business (or, to the extent arising from a remedy relating to the RPO Business, the Group or the Buyer’s Group); or (iii) the sale or disposition or divestiture of any assets of the Group or the Buyer’s Group, or the loss or forfeiture of any revenues, profits or expected benefits of the RPO Business (or, to the extent arising from a remedy relating to the RPO Business, the Group or the Buyer’s Group); in each case in an aggregate amount, across paragraphs (i) to (iii), in excess of £10 million (a “Burdensome Condition”); or

(c)	initiate, pursue or defend any litigation, appeal or other proceedings against or with any Governmental Entity.

For the purposes of this clause, “RPO Business” means the recruitment process outsourcing services business carried on by the Group in the United Kingdom.

4.4

Without prejudice to the obligations in clause 4.2, neither the Buyer nor any Seller shall, and the Buyer and each Seller shall procure that each of their respective Affiliates shall not, take any actions that could reasonably be expected to (in respect of the Minority Seller, directly and materially) delay, prejudice or prevent satisfaction of any Condition, including amending, terminating, entering into, or announcing an intention to enter into, any agreement to acquire one or more companies, businesses or assets or relating to any joint venture, consortium, merger, other business combination or other transaction or arrangement (whether similar to any of the foregoing or otherwise) that in each case could reasonably be expected to have such effect.

4.5

To the extent reasonably requested by the Buyer, the Sellers (other than the Trustee Seller) shall use their reasonable endeavours to ensure that all information reasonably requested by the Buyer for making any notifications, filings and other communications in respect of the Regulatory Conditions (or responding to any request for further information consequent upon such notifications, filings and communications) is supplied to the Buyer, who shall be responsible for: (a) preparing such notifications and filings; (b) dealing with such notifications and filings; (c) ensuring that they are made accurately and promptly; and (d) dealing with all appropriate Governmental Entities. Notwithstanding the foregoing, the Majority Seller shall be responsible for filing or causing to be filed with the United States Federal Trade Commission and the United States Department of Justice the Seller HSR Filings and for (a) preparing the Seller HSR Filings; (b) dealing with the Seller HSR Filings; (c) ensuring that the Seller HSR Filings are made accurately and promptly; and (d) dealing with all appropriate Governmental Entities in connection with the Seller HSR Filings.

4.6	The Buyer shall provide the Majority Seller (or its advisors) with, or in the case of the Seller HSR Filings, the Majority Seller shall provide the Buyer (or its advisors) with:

(a)

draft copies of all notifications, filings and other communications to be sent to any Governmental Entity in relation to the Regulatory Conditions at such time as will allow the Majority Seller or the Buyer (in the case of the Seller HSR Filings) a reasonable opportunity to provide comments (any such reasonable comments to be taken into account before the relevant notification, filing or communication is sent to the relevant Governmental Entity);

(b)

the opportunity to approve such notifications, filings and other communications before they are submitted or sent to the relevant Governmental Entity, such approval not to be unreasonably withheld or delayed; and

(c)

copies of all such notifications, filings and other communications in the form submitted or sent and copies of all communications received from any Governmental Entity in relation to the Regulatory Conditions, in each case promptly after such notifications, filings or communications are sent or received;

(d)

access to legal advisors appointed by the Buyer to work with the Majority Seller and its advisors (or, in the case of the Seller HSR Filings, access to legal advisors appointed by the Sellers to work with the Buyer and its advisors) in connection with all matters relating to the satisfaction of the Regulatory Conditions;

(e)	sufficient advance notice of any meetings or telephone calls with any Governmental Entity in connection with the Regulatory Conditions; and

(f)

where permitted by the relevant Governmental Entity, the opportunity to have persons nominated by the Majority Seller (or, in the case of the Seller HSR Filings, by the Buyer) attend all meetings (including virtual meetings and telephone calls) with any Governmental Entity in connection with the Regulatory Conditions and, where appropriate, to make oral submissions at such meetings; provided however that the Buyer may only allow the Sellers’ Solicitors (or, in the case of the Seller HSR Filings, the Sellers’ may only allow the Buyer’s Solicitors) to attend on an outside counsel basis any part of such meetings during which information of a commercially sensitive nature is likely to be disclosed, and provided that if so requested by the Majority Seller, the Buyer shall provide the Majority Seller with (or, in the case of the Seller HSR Filings, if so requested by the Buyer, the Sellers shall provide the Buyer with) a summary of any material information arising out of, or any material communication made in connection with, such meetings or telephone calls at which persons nominated by the Majority Seller (or, in the case of the Seller HSR Filings, by the Buyer) were not permitted to attend, in each case subject to reasonable measures to protect the confidentiality of commercially sensitive information, provided however that (i) the Buyer shall not be required under clauses 4.6(a), 4.6(b) or 4.6(c) to provide the Majority Seller with copies of any element of such notifications, filings and other communications which contains information of a commercially sensitive nature without first redacting that element, or providing it only to the Sellers’ Solicitors on the basis that it will not be shown or otherwise communicated to the Sellers; and (ii) the Majority Seller shall not be required under clauses 4.6(a), 4.6(b) or 4.6(c) to provide the Buyer with copies of any element of such notifications, filings and other communications which contains information of a commercially sensitive nature without first redacting that element, or providing it only to the Buyers’ Solicitors on the basis that it will not be shown or otherwise communicated to the Buyer.

4.7

The Buyer shall notify the Majority Seller and the Management Sellers’ Representative (or, in the case of the Seller HSR Filings, the Majority Seller shall notify the Buyer) in writing immediately after:

(a)	each Condition has been satisfied; or

(b)	becoming aware of any matter that is reasonably likely to delay any Condition being satisfied on or before the Long Stop Date; or

(c)	any Condition ceases to be capable of being satisfied on or before the Long Stop Date or the Buyer has reasonable grounds to believe this to be the case.

Listing Condition - responsibility and conduct

4.8

The Buyer shall cause the shares of Buyer Common Stock to be issued as Consideration Shares to be authorized for listing on the NYSE, subject to official notice of issuance, effective as of the Completion Date.

Termination

4.9

If any Condition has not been satisfied or waived on or before 5 p.m. London time on the Long Stop Date, this Agreement shall, subject to clause 14.11, automatically terminate on the day after the Long Stop Date, unless the Majority Seller and the Buyer agree otherwise in writing.

5	PRE-COMPLETION UNDERTAKINGS

Seller Conduct of business

5.1

During the period from the date of this Agreement to the Completion Date (both dates inclusive), each Seller (other than the Trustee Seller with respect to clause 5.1(c) and 5.1(d) and the OAC Seller) undertakes in respect of itself only to the Buyer:

(a)	not to transfer any interest it holds in any of the Securities save by operation of the Leaver Provisions in accordance with clause 5.18;

(b)	not to create, grant or issue any Encumbrance over any of the Securities held by it;

(c)	subject to clause 5.2, to procure that each Group Member does not undertake any matter listed in Schedule 2; and

(d)	to procure that each Group Member will:

(i)

conduct its business in the ordinary course of the business of such Group Member consistent with past practice, provided that any action which is expressly required or provided for by this Agreement shall be deemed not to be a breach of this clause 5.1(d)(i) notwithstanding that such action may not be consistent with past practice; and

(ii)

maintain in force all insurance policies that such Group Member maintains as at the date of this Agreement, in all material respects on the same terms and at similar level of cover as prevail at the date of this Agreement, in each case unless the Buyer has given its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Any request for the Buyer’s consent shall be sent to Brian Suh by email at [***] or Jonathan Kuai by email at [***]. Each of Brian Suh and Jonathan Kuai is irrevocably authorised by the Buyer to grant such consents on behalf of the Buyer and each Seller is entitled to rely on such consent or direction given by either Brian Suh or Jonathan Kuai without further inquiry.

5.2

Notwithstanding anything to the contrary in this Agreement, no Seller, member of the Majority Seller’s Group or Group Member or any of their respective officers, directors or employees shall: (i) be prevented from undertaking or agreeing to effect; (ii) be required to obtain the prior consent of the Buyer in relation to; or (iii) incur any liability as a result of undertaking or agreeing to effect, any of the following on or prior to Completion:

(a)

any action (or omission to act) which is required by Law, Order or regulation which is applicable to any member of the Majority Seller’s Group, the OAC Seller or its Affiliates, the Minority Seller or its Affiliates, any Management Seller or any Group Member;

(b)

any action (or omission to act) or performance of any obligation which is required, permitted or provided for pursuant to any contract or arrangement to which any Group Member is a party and which was entered into prior to the date of this Agreement and has been disclosed to the Buyer by being put into the Data Room prior to the date of this Agreement;

(c)	the implementation of any transaction or the taking of any action expressly permitted or provided for by any Transaction Document (including, for the avoidance of doubt, the Loan Note Capitalisation);

(d)

any matter, action or step undertaken by any member of the Majority Seller’s Group, the Minority Seller, any Management Seller or any Group Member in good faith in an emergency or disaster situation (including any epidemic, pandemic or public health crisis) with the intention of minimising any adverse effect of such situation in relation to a Group Member, the Minority Seller or any of its Affiliates, or any member of the Majority Seller’s Group;

(e)	the operation of the Leaver Provisions or any Permitted Leaver Transfer provided these are undertaken in accordance with clause 5.16; or

(f)	any matter, action or step undertaken by any member of the Majority Seller’s Group, any Management Seller or any Group Member in connection with the incurrence or making of any Permitted Leakage,

provided, in each case, that the Majority Seller shall, to the extent legally permissible and reasonably practicable, promptly notify the Buyer of any action taken or proposed to be taken under clause 5.2(a) or 5.2(d), and shall provide the Buyer all such information as the Buyer may reasonably request and shall use reasonable endeavours to consult with the Buyer in respect of any such action before it is undertaken.

Consent to repayment of External Refinanced Debt

5.3

During the period from the date of this Agreement to the Completion Date, the Majority Seller will use its reasonable best endeavours to obtain the release of the guarantees and security related to the External Refinanced Debt at Completion (which such release may be conditional upon repayment or prepayment of the External Refinanced Debt) and, if they obtain such consent, they will promptly notify the Buyer.

Additional Financial Arrangements Assistance

5.4	Subject to clause 5.5, during the period from the date of this Agreement to the Completion Date:

(a)	the Majority Seller shall (and shall procure that each Group Member shall):

(i)	utilize the Additional Financial Arrangements only in the ordinary course of the business of the Group consistent with past practice; and

(ii)

cooperate with the Buyer in good faith to understand the manner in which the Additional Financial Arrangements are utilised in the operations of the Group and whether any or all of the Additional Financial Arrangements are capable of being terminated or replaced on or following Completion; and

(b)

if the Buyer determines that it wishes to terminate or replace any of the Additional Financial Arrangements, the Majority Seller shall (and shall procure that each Group Member shall) provide such reasonable assistance as the Buyer may reasonably request in order to facilitate such termination or replacement on or following Completion,

5.5

The Majority Seller and each Group Member shall be entitled to decline to cooperate and / or provide assistance under clause 5.4 to the extent that doing so would, in the reasonable opinion of the Majority Seller, fall within any of the circumstances described in clause 5.16(a) to (e) (which shall apply to clause 5.4 and clause 5.5 mutatis mutandis).

5.6	The Buyer shall reimburse the reasonable out-of-pocket costs and expenses of the Majority Seller and any Group Member incurred in complying with clause 5.4(b).

Loan Note Capitalisation

5.7

The Institutional Sellers shall procure that the Loan Note Capitalisation is effected in accordance with the Tax Structure Memorandum prior to Completion, with the result that, following such Loan Note Capitalisation, the OAC Seller and the Minority Seller shall each hold New Preferred Ordinary Shares in lieu of their respective Loan Notes.

5.8	Each Seller:

(a)

irrevocably and unconditionally consents to the Loan Note Capitalisation, including the allotment and issue of the New Preferred Ordinary Shares, for all purposes under the Articles and the Existing Shareholders’ Agreement;

(b)

irrevocably and unconditionally waives any and all pre-emption rights or similar rights to which such Seller may be entitled in respect of the allotment and issue of the New Preferred Ordinary Shares, whether under Article 13 of the Articles, the Existing Shareholders’ Agreement or otherwise; and

(c)	undertakes to execute such documents and take such other steps as may be reasonably required to give effect to the Loan Note Capitalisation,

in each case provided that the Loan Note Capitalisation is undertaken in accordance with the Tax Structure Memorandum (including that the New Preferred Ordinary Shares will have the same economic rights as the Loan Notes and be issued to the Institutional Sellers pro rata based on the par value (plus accrued interest) of the Loan Notes held by each Institutional Seller).

5.9

The Institutional Sellers shall procure that the Loan Notes are delisted from The International Stock Exchange (TISE) as soon as reasonably practicable following Completion and shall pay any such associated fees and costs (including, without limitation, the de-listing fee) directly and shall provide confirmation of the repayment and de-listing of the Loan Notes from TISE to the Buyer within two Business Days of the de-listing becoming effective on the TISE website.

Buyer Conduct of Business

5.10	During the period from the date of this Agreement to the Completion Date (both dates inclusive), Buyer undertakes to each Seller not to and to cause each of its Subsidiaries not to:

(a)

amend the certificate of incorporation, bylaws or equivalent constitutional documents of the Buyer in a manner that would (x) adversely affect any Seller (as a holder of the Buyer Common Stock following the Completion) or (y) otherwise adversely affect the economic benefits, if any, of the Consideration Shares;

(b)	authorise any action to wind up Buyer’s affairs or dissolve Buyer;

(c)

engage in any action or activity that would require Buyer to obtain vote or approval of the stockholders of Buyer under the rules of the NYSE or the certificate of incorporation, bylaws or equivalent constitutional documents of the Buyer or applicable Law, in each case in order to effect the consummation of the Transaction; or

(d)	agree to do anything prohibited by this clause 5.10,

in each case, except as (x) required by applicable Law or the rules or listing standards of any stock exchange (including any listing agreement with the NYSE), (y) expressly contemplated by this Agreement or (z) unless Sellers have given their prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Any request for the Sellers’ consent shall be sent to Matt Baird and Adil Salah by email at [***] and [***]. Each of Matt Baird and Adil Salah are irrevocably authorised by the Sellers to grant such consents on behalf of Sellers and the Buyer is entitled to rely on such consent or direction given by either Matt Baird or Adil Salah without further inquiry.

Shelf Registration Statement

5.11	The Buyer shall:

(a)

use its commercially reasonable efforts to maintain its status as a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) from (and including) the date of this Agreement to the filing of the Automatic Shelf Registration Statement in accordance with clause 5.11(d);

(b)

prior to the Completion Date prepare (x) to the extent Buyer is then a WKSI, an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”), or (y) to the extent Buyer is not then a WKSI a registration statement on Form S-3 or, if such form is not available, a registration statement on Form S-1 (any such registration statement, including an Automatic Shelf Registration Statement, a “Registration Statement”), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, to register following the Completion Date the resale of the Buyer Common Stock to be issued as Consideration Shares; and

(c)

no later than the Completion Date and prior to the filing of the Registration Statement with the SEC, deliver to the Institutional Sellers receiving Consideration Shares a draft of the Registration Statement for review and comment, and thereafter and prior to filing of the Registration Statement or any amendment thereto with the SEC, cooperate and provide the Institutional Sellers receiving Consideration Shares and their respective legal counsel with a reasonable opportunity to review and comment on the Registration Statement or any such amendment and consider in good faith any comments reasonably proposed by the Institutional Sellers receiving Consideration Shares; and

(d)	no later than the 5th Business Day after the Completion Date, file with the SEC the Registration Statement prepared in accordance with clause 5.11(b) and (c).

5.12

The Buyer shall pay the registration fee for all Buyer Common Stock to be registered pursuant to the Registration Statement at the time of filing of the Registration Statement and, if the Registration Statement is an Automatic Shelf Registration Statement, shall not elect to pay any portion of the registration fee on a deferred basis. The Buyer shall use its commercially reasonable efforts to remain a WKSI (and not to become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which any Automatic Shelf Registration Statement is effective. If at any time following the date of the filing of the Registration Statement that is an Automatic Shelf Registration Statement with the SEC, when Buyer is required to re-evaluate its WKSI status, Buyer determines that it is not a WKSI, Buyer shall use its commercially reasonable efforts to post-effectively amend the Automatic Shelf Registration Statement to a registration statement on Form S-3 or, if such form is not available, a registration statement on Form S-1, in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act to register the resale of the Buyer Common Stock to be issued as Consideration Shares.

5.13

Notwithstanding anything to the contrary contained in this Agreement, the Buyer may suspend the use of the Registration Statement if the Buyer determines in good faith that (a) an amendment to the Registration Statement would be needed in order for it not to contain a material misstatement or omission, (b) such use could affect, or would require premature disclosure of, a bona fide business, acquisition, disposition or financing transaction of the Buyer or any of its Affiliates, (c) such use would require disclosure of material information that the Buyer has a bona fide business purpose for keeping confidential or that could be materially adverse to the Buyer, or (d) such suspension is otherwise advisable to comply with applicable Law or the rules or regulations of the SEC or the NYSE (each such circumstance, a “Suspension Event”); provided that (i) the Buyer shall not so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days, or more than one hundred and twenty (120) calendar days in the aggregate, in each case in any 360-day period, and (ii) the Buyer shall use commercially reasonable efforts to make such Registration Statement available for the resale by the Sellers of the Consideration Shares as soon as reasonably practicable following the cessation of the relevant Suspension Event. The Buyer shall have no liability to any Seller in connection with any suspension of the use of the Registration Statement effected in accordance with this clause 5.13.

Data Room

5.14

The Majority Seller shall deliver to the Buyer or the Buyer’s Solicitors at the relevant address stated in clause 14.20 ten electronic copies of the Data Room within five (5) Business Days after the date of this Agreement.

Access

5.15

Subject to clauses 5.16 and 5.17, during the period between the date of this Agreement and the Completion Date (both dates inclusive), the Sellers (other than the Trustee Seller and the OAC Seller) undertake to the Buyer, upon reasonable advance written notice (such notice to state the purpose of the request and the information and access requested), during normal business hours, to procure that the Buyer and its Affiliates (and its and their respective employees and professional advisers) (subject to such persons entering into confidentiality undertakings in favour of the Group and, if deemed advisable by the Majority Seller, ‘clean team’ arrangements (in each case, on terms reasonably satisfactory to the Majority Seller) are given reasonable access to:

(a)	the Group’s head office;

(b)	the directors and employees of the Group; and

(c)	the books, records and documents of or relating in whole or in part to any Group Member (including the right to take copies thereof at the Buyer’s sole expense),

in each case, to the extent reasonably required by the Buyer to: (a) plan for the integration of the Group into the Buyer’s group; or (b) review and understand the utility of the Additional Financial Arrangements. The Buyer shall reimburse the reasonable out-of-pocket costs and expenses of the Majority Seller and any Group Member incurred in complying with this clause 5.15.

5.16	Any Seller or the relevant Group Member may refuse access under clause 5.15 to the extent that such access would in the reasonable opinion of the Majority Seller:

(a)	be contrary to any Law, Order, or regulation which is applicable to any Group Member;

(b)	be in violation of the provisions of any contract or arrangement to which any Group Member is a party;

(c)	be reasonably likely to prejudice or delay satisfaction of the Conditions;

(d)	unreasonably disrupt the business activities of the relevant Group Member or its management; or

(e)	require the disclosure of information which is the subject of legal privilege.

5.17

Notwithstanding anything express or implied to the contrary in this Agreement, no Seller nor any Group Member shall be required to provide any information to the Buyer pursuant to clause 5.15 in any format other than as exists at the relevant time, or otherwise to manipulate or reconfigure any data regarding the Group or any of its assets, financial performance or condition or operations, save that the Sellers shall reasonably consider any request to provide such information in a format reasonably requested by the Buyer where it is reasonably practicable to do so without material cost or disruption to the Group.

Leaver Provisions

5.18	During the period from the date of this Agreement to Completion, in respect of the Leaver Provisions:

(a)

each Seller shall procure that the Leaver Provisions are only exercised in a manner which results in (and nothing in this Agreement shall prevent the Leaver Provisions being exercised in a manner which results in) a Management Seller transferring the legal and/or beneficial interest in Shares (the “Leaver Shares”) to the Trustee Seller and where such transfer completes prior to Completion (a “Permitted Leaver Transfer”); and

(b)	with effect from the completion of each Permitted Leaver Transfer:

(i)

the Trustee Seller shall assume all the rights and obligations of the Management Seller who made such Permitted Leaver Transfer as a Seller in respect of the Leaver Shares under this Agreement, which shall apply to the Trustee Seller mutatis mutandis; and

(ii)	the Allocated Consideration Amount which is attributable to the relevant Leaver Shares shall be payable to the Trustee Seller in accordance with this Agreement.

Completion Schedule

5.19

Five Business Days prior to the Target Completion Date (or, if the Buyer has served a Completion Deferral Notice in accordance with clause 6.1, the Deferred Completion Date), the Majority Seller shall provide the Buyer with a schedule (having reasonably consulted with the Management Sellers’ Representative and the Minority Seller regarding the same), which sets out:

(a)

details of the EBT Bonuses, including: (i) the EBT Bonuses Amount; (ii) the full name and Group Member employer entity of the intended recipient of each bonus; (iii) the gross (before the deduction of any Tax) amount of each bonus payment; and (iv) the EBT Bonuses Employer Tax;

(b)

details of the Legacy EBT Bonuses, including: (i) the Legacy EBT Bonuses Amount; (ii) the full name and Group Member employer entity of the intended recipient of each bonus; (iii) the gross (before the deduction of any Tax) amount of each bonus payment; and (iv) the Legacy EBT Bonuses Employer Tax;

(c)	the EBT Loans Amount;

(d)

details of the Transaction Bonuses, including: (i) the Transaction Bonus Amount, (ii) the Transaction Bonus Employer Tax; (iii) the full name and Group Member employer entity of the intended recipient of each bonus, and (iv) the gross (before the deduction of any Tax) amount of each bonus payment;

(e)

details of the Retention Bonuses, including: (i) the Retention Bonus Amount; (ii) the Retention Bonus Employer Tax; (iii) the full name and Group Member employer entity of the intended recipient of each bonus as agreed with the Buyer, and (iv) the gross (before the deduction of any Tax) amount of each bonus payment;

(f)	the Transaction Costs Amount;

(g)	the Bank Break Fee Amount;

(h)	the amount of any Notified Leakage;

(i)	the Completion Stock Price;

(j)	the Consideration;

(k)	in respect of each Management Seller, details of their Management Loan(s) (if any), including their Management Seller Loan Amount;

(l)	in respect of each Seller:

(i)	their Allocated Consideration Amount (calculated in accordance with clause 3.2);

(ii)	the amount owing to them at Completion in respect of their Preferred Ordinary Shares;

(iii)	the number of New Preferred Ordinary Shares to be issued to them prior to Completion pursuant to the Loan Note Capitalisation (calculated in accordance with the Tax Structure Memorandum);

(iv)	their Allocated Notified Leakage Amount;

(v)	their Consideration Shares Allocation; and

(vi)	their Allocated Cash Amount;

(m)	the total number of Consideration Shares;

(n)	the Company’s Account; and

(o)	the Paying Agent Account,

(the “Completion Schedule”). For the avoidance of doubt, the preparation and delivery of the Completion Schedule and the accuracy of all information set forth therein shall be the sole responsibility of the Sellers, and neither Buyer nor any of its Affiliates or their respective representatives will have any responsibility or obligation to confirm or verify the accuracy or completeness of the contents thereof.

5.20

The Majority Seller shall provide the Buyer with a schedule (the “Repayment Schedule”) setting out the External Refinanced Debt Amount (including all reasonably appropriate details including currency, identity of payee and payee account details) as soon as reasonably practicable upon the same being confirmed to the Majority Seller by each agent under each of the External Refinanced Debt Documents and in any case, not less than three Business Days prior to the Target Completion Date (or, if the Buyer has served a Completion Deferral Notice in accordance with clause 6.1, the Deferred Completion Date).

5.21

If Completion is deferred beyond the intended date of Completion in accordance with clause 4.9 or 6.3(a) and a Completion Schedule has been delivered to the Buyer prior to such deferral occurring, the Majority Seller shall deliver a revised Completion Schedule to the Buyer at least three Business Days prior to the revised date for Completion which shall supersede any prior Completion Schedule delivered.

5.22	Prior to delivery of the Completion Schedule to the Buyer, the Majority Seller shall:

(a)

provide to the Buyer indicative amounts for the EBT Bonuses, the EBT Bonuses Employer Tax, the EBT Bonuses Amount, the Legacy EBT Bonuses, the Legacy EBT Bonuses Employer Tax, the Legacy EBT Bonuses Amount, the Transaction Bonuses, the Transaction Bonus Employer Tax, the Transaction Bonus Amount, the Retention Bonuses, the Retention Bonus Employer Tax, the Retention Bonus Amount, the Transaction Costs and Transaction Costs Amount, with such supporting evidence and calculations as Buyer may reasonably request; and

(b)

afford the Buyer and their advisers a reasonable opportunity to review the same (and for the avoidance of doubt a reasonable opportunity to review shall mean that the Majority Seller has provided the relevant information at least two Business Days prior to delivery of the Completion Schedule).

5.23

The Buyer and the Majority Seller shall cooperate in good faith to agree the identity of the intended recipients of the Retention Bonuses and the allocation of the Retention Bonus Amount among such recipients, in each case as soon as reasonably practicable following the date of this Agreement.

5.24

The Majority Seller shall, promptly following the determination of the intended recipients of the EBT Bonuses and the Legacy EBT Bonuses and the allocation of the EBT Bonuses and the Legacy EBT Bonuses among such recipients, notify the Buyer in writing of: (a) the identity of each intended recipient; and (b) the gross (before the deduction of any Tax) amount of the EBT Bonuses and the Legacy EBT Bonuses to be paid to each such recipient.

280G

5.25

Prior to the Completion Date, the Company shall (i) solicit from each person who is a “disqualified individual” (as defined in Section 280G of the Code) and has the right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code a waiver of all or a portion of such person’s rights to any such payments and/or benefits such that all remaining payments and/or benefits applicable to such person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), and (ii) for all obtained waivers, submit for approval by the Company’s shareholders entitled to vote on such matters the Waived 280G Benefits, to the extent and in a manner intended to comply with the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code. For the avoidance of doubt, in no event shall the Sellers, the Company or any of their respective Affiliates be deemed to be in breach of this clause 5.25 if any “disqualified individual” refuses to execute a waiver agreement or the shareholder approval is not obtained. Prior to soliciting the waiver agreements from the “disqualified individuals”, the Company shall provide to Buyer a draft of the waiver agreements, shareholder voting materials and Section 280G calculations for Buyer’s review and comment and the Company shall consider and incorporate in good faith all of Buyer’s reasonable comments to the applicable materials. Prior to the Completion Date, the Company shall deliver to Buyer evidence that a vote of the shareholders was solicited in accordance with the foregoing provision of this clause 5.25 and that either (i) the 280G shareholder approval was obtained with respect to the Waived 280G Benefits or (ii) the 280G shareholder approval was not obtained, and, as a consequence, the Waived 280G Benefits will not be made or provided. The Buyer shall provide the Company, no later than 15 Business Days prior to the Completion Date, with all information reasonably necessary to determine whether any payments and/or benefits provided under any agreement negotiated or entered into by or on behalf of the Buyer or any of its Affiliates with any current or former employee or independent contractor of the Group prior to Completion, when combined with any other payments and/or benefits, could constitute “parachute payments” pursuant to Section 280G of the Code (including summaries of any such arrangements and calculations as to the value of any such arrangements for purposes of Section 280G of the Code). Notwithstanding anything to the contrary in this clause 5.25 or otherwise in this Agreement, to the extent the Buyer has provided misinformation regarding the information referred to in the preceding sentence or the Buyer’s omission of information required to be provided in the preceding sentence has resulted in misinformation with respect to any parachute payments, (A) there shall be no breach of the covenant contained herein and (B) for all purposes of this Agreement, no payment by, or benefit provided to, any “disqualified individual” with respect to whom such information or omission was provided shall be a “parachute payment” under Section 280G(b) of the Code.

Company Financial Statements

5.26

The Sellers acknowledge that the Buyer and its Affiliates will be required after Completion to include or incorporate by reference certain financial statements of the Company into one or more registration statements, reports or other documents required to be filed by the Buyer or its Affiliates under the Securities Act or the Exchange Act, or in an offering memorandum relating to a private placement of securities exempt from registration under the Securities Act, or in other disclosure documents. From and after the date of this Agreement and until Completion, the Sellers agree to use their commercially reasonable efforts to procure that the Company prepares as promptly as reasonably practicable consolidated statements of operations, balance sheets and statements of cash flows for the Group, prepared on a substantially consistent accounting basis as the Group’s management accounts, as of and for any fiscal quarter of the Company that ends more than 45 days prior to the Completion Date, and to deliver a copy of such financial statements to the Buyer once available, provided that, for the avoidance of doubt, any such financial statements are delivered without any representation or warranty (whether express or implied) as to their accuracy or completeness.

EBT Bonuses and Legacy EBT Bonuses

5.27

At Completion, and following the delivery of the Letters of Recommendations, the Company shall deliver to each of the Trustee Seller and the Legacy Trustee a schedule setting out the recommended recipients of the EBT Bonuses and the Legacy EBT Bonuses (as applicable) and the recommended amounts to be paid to each such recipient.

Bonus Arrangements

5.28

The Parties acknowledge and agree that no change shall be made to any of the following without the prior written consent of the Warrantor Representative (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	the recipients of, and the amount to be paid to each recipient of, the Transaction Bonuses referred to in tab “(d) Transaction Bonuses” of the Draft Completion Schedule;

(b)

the recipients of, and the amount to be paid to each recipient of, the Retention Bonuses referred to in tab “(e) Retention Bonuses” of the Draft Completion Schedule, provided that, if a recipient of a Retention Bonus becomes a Leaver and/or a Former Employee (in each case as defined in the articles of association of the Company), that recipient’s Retention Bonus may be reallocated to such other employee(s) of the Group as the Majority Seller and the Buyer may jointly agree, each acting reasonably, without the Warrantor Representative’s consent; and

(c)

the recipients of, and the amount to be paid to each recipient of, the EBT Bonuses set out in tab “(a & b) EBT and Legacy Bonuses” of the Draft Completion Schedule (such portion representing only part of the total EBT Bonuses), it being agreed that the balance of the EBT Bonuses not so set out shall be allocated at the sole discretion of the Remuneration Committee (as defined in the articles of association of the Company).

Trust Assets

5.29	The Parties acknowledge and agree that:

(a)

the assets of the Legacy EBT as at Completion shall be applied first in settling the fees, costs, expenses and other liabilities of the Legacy EBT and/or the Legacy Trustee and its / their advisors, and that no such fees, costs, expenses or other liabilities shall be borne by any Group Member;

(b)

the assets of the EBT as at Completion shall be applied first in settling the fees, costs, expenses and other liabilities of the EBT and/or the Trustee Seller and its / their advisors, and that no such fees, costs, expenses or other liabilities shall be borne by any Group Member; and

(c)

the assets of the Legacy EBT as at Completion shall be allocated at the sole discretion of the Remuneration Committee (as defined in the Legacy Trust Deed), provided that such assets shall be applied only in paying bonuses to, and/or the fees and expenses of, employees of the Group.

6	COMPLETION

6.1

Completion will take place virtually on the date being ten Business Days after the Unconditional Date (the “Target Completion Date”), provided that the Buyer may elect to defer Completion to the first Business Day of the month following the Target Completion Date (the “Deferred Completion Date”) by delivering a written notice (a “Completion Deferral Notice”) to the Majority Seller, the Minority Seller and the Management Sellers’ Representative not less than two Business Days following the Unconditional Date, specifying the Deferred Completion Date. For the avoidance of doubt, the Buyer may only exercise its right to defer Completion under this clause 6.1 once.

6.2	At Completion:

(a)	the Buyer shall:

(i)	pay the Consideration as specified in clause 3.3;

(ii)

allot and issue to each Institutional Seller in uncertificated book-entry form the number of Consideration Shares equal to such Institutional Seller’s Consideration Shares Allocation as set out in the Completion Schedule;

(iii)

deliver or procure the delivery to the Majority Seller of a secretary’s certificate signed by the secretary of the Buyer, certifying a copy of the resolutions approved by the Buyer’s board of directors authorising all Transaction Documents which are to be executed or performed by the Buyer at Completion;

(iv)

to the extent not already delivered to the Majority Seller and the Warrantor Representative prior to Completion, deliver or procure the delivery to the Majority Seller and the Warrantor Representative of a true and accurate copy of the Subrogation Waiver;

(v)	on behalf of the relevant Group Member repay the External Refinanced Debt Amount in accordance with the payment details set out in the Repayment Schedule; and

(vi)	deliver to the Majority Seller the Registration Statement prepared in accordance with clause 5.11(b), for the Majority Seller’s review and comment, in accordance with clause 5.11(c);

(b)

each Institutional Seller, each Management Share Seller and the Trustee Seller shall each deliver to the Buyer or the Buyer’s Solicitors duly executed stock transfer form(s) in respect of the Shares held by that Seller in favour of the Buyer and the relevant certificates (or indemnities for any lost certificates in the agreed form) in respect of all such Shares held by that Seller;

(c)

each Institutional Seller, each Management Share Seller and the Trustee Seller shall each procure (in so far as they are able to do so in their capacity as a shareholder or director (as appropriate) of the Company) duly executed board resolutions of the board of the Company no less than five Business Days prior to the Completion Date authorizing, with effect from Completion:

(i)	the transfer of the Shares pursuant to this Agreement is approved for registration; and

(ii)

the appointment of such individuals to the board of the Company as shall be nominated by the Buyer in writing no less than five Business Days prior to the Completion Date is duly approved and the resignation of those individuals referred to in clause 6.2(d)(ii) below is duly approved;

(d)	the Majority Seller shall deliver to the Buyer or the Buyer’s Solicitors:

(i)	duly executed Deeds of Release;

(ii)

resignation letters in the agreed form from such persons as the Buyer may require at least five Business Days prior to Completion in respect of their resignation as directors, managers and statutory officers of a Group Member, as applicable; and

(iii)

the duly executed 401(k) Termination Resolutions, evidencing that the 401(k) Plan (as defined below) has been terminated effective as of no later than the day immediately preceding the Completion Date;

(e)

the Majority Seller shall, to the extent not already delivered to the Buyer prior to Completion deliver or cause to be delivered to the Buyer or the Buyer’s Solicitors a resignation letter in the agreed form duly executed by each Resigning Director; and

(f)

the Majority Seller shall deliver to the Buyer or the Buyer’s Solicitors evidence (in a form reasonably acceptable to the Buyer) that the Loan Note Capitalisation has occurred in accordance with the Tax Structure Memorandum, such evidence to include, for the avoidance of doubt: (i) copies of the resolutions of the board of directors (and, where applicable, shareholders) of the Company approving the allotment and issue of the New Preferred Ordinary Shares, the adoption of amended articles of association of the Company reflecting the creation and terms of the New Preferred Ordinary Shares and the delisting of the Loan Notes from TISE; (ii) a copy of the updated register of members of the Company evidencing the allotment and issue of the New Preferred Ordinary Shares; (iii) a copy of the share certificate issued to the Majority Seller in respect of the New Preferred Ordinary Shares and (iv) a copy of the amended memorandum and articles of association of the Company as so adopted.

6.3

If the requirements of clause 6.2(a) to 6.2(f) are not fully complied with at Completion, the Majority Seller (if the Buyer is in default) or the Buyer (if any one of the Sellers is in default) may, without prejudice to any other rights or remedies they may have, by notice in writing to the other Party:

(a)

defer Completion to a date prior to the Long Stop Date and which is not more than ten Business Days after the date on which Completion should have occurred (in which case this clause 6 will apply to that deferred Completion);

(b)	proceed to Completion so far as is practicable; or

(c)

subject to Completion having first been deferred for a period of at least ten Business Days pursuant to clause 6.3(a) above and the Parties having used reasonable efforts to effect Completion during such period, terminate this Agreement (subject to clause 14.11).

6.4

All documents and items delivered at Completion pursuant to clause 6.2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall have taken place pursuant to this clause 6.

6.5	Simultaneously with:

(a)	delivery of all documents and items required to be delivered at Completion (or waiver of such delivery by the person entitled to receive the relevant document or item);

(b)	receipt of the Consideration as specified in clauses 3.3(a) to 3.3(c) in immediately cleared funds; and

(c)	the issuance of the Consideration Shares as specified in clause 3.3(d),

the documents and items delivered pursuant to this clause 6 shall cease to be held to the order of the person delivering them and Completion shall have taken place.

401(k) Plan

6.6

The Majority Seller shall procure that, effective as of a date no later than the day immediately preceding the Completion Date, Alexander Mann Solutions Corporation, a Delaware corporation (“Alexander Mann Solutions Corporation”), shall terminate the Alexander Mann Retirement Savings Plan, a defined contribution plan under United States Internal Revenue Code Section 401(k) (the “401(k) Plan”), pursuant to agreed form resolutions duly adopted by the board of directors of Alexander Mann Solutions Corporation (the “401(k) Termination Resolutions”). In connection with the termination of the 401(k) Plan:

(a)

all unpaid contributions that are payable to the 401(k) Plan for any periods prior to and including the date of termination of the 401(k) Plan, including without limitation all true-up contribution payments, shall be paid in full by Alexander Mann Solutions Corporation prior to the termination of the 401(k) Plan;

(b)

if the termination of the 401(k) Plan triggers liquidation charges or surrender charges for the investments, the Majority Seller shall cause the Company and Alexander Mann Solutions Corporation to pay such charges in full prior to the termination of the 401(k) Plan;

(c)

the Buyer shall use commercially reasonable efforts to make available to all employees of Alexander Mann Solutions Corporation and Alexander Mann CWS LLC, a Delaware limited liability company (“Alexander Mann CWS”), who are employees as of the Completion Date a United States Internal Revenue Code Section 401(k) arrangement (a “Buyer Plan”) within 30 days after the Completion Date (and, in any event, as promptly as practicable after the Completion Date) and to make adequate provision to allow such employees the opportunity to elect to make an “eligible rollover distribution” (as such term is defined under Section 402 of the United States Internal Revenue Code), including rollovers of outstanding plan loans, from the 401(k) Plan to such Buyer Plan (collectively, the “401(k) Enrollment Process”), so long as prior to the Completion Date, the Company and Alexander Mann Solutions Corporation reasonably cooperate with the Buyer and provide the Buyer such information as the Buyer may reasonably request for purposes of completing the 401(k) Enrollment Process, including the delivery to the Buyer no later than one Business Day prior to the Completion Date of all of the necessary census and other data for all employees of Alexander Mann Solutions Corporation and Alexander Mann CWS who will be employees as of the Completion Date. For the avoidance of doubt, the Buyer shall not be required to make available to any interim employee a United States Internal Revenue Code Section 401(k) arrangement following the Completion; and

(d)	the Majority Seller shall cause the Company and Alexander Mann Solutions Corporation to take such other actions in furtherance of terminating the 401(k) Plan as the Buyer may reasonably require.

7	POST-COMPLETION UNDERTAKINGS

Access

7.1

The Buyer undertakes to procure (or, in the case of any working papers of the auditors of any Group Member, to use its reasonable endeavours to procure) that, for a period of seven years after Completion: (i) each Group Member shall preserve all material books, accounts, working papers and records and other financial information of each Group Member to the extent related to the period prior to Completion; and (ii) to the extent reasonably practicable, the Majority Seller and its Affiliates, the Minority Seller and its Affiliates, and the Management Sellers’ Representative and each of their duly authorised agents (including the Majority Seller’s, the Minority Seller’s and their respective Affiliates’ respective accountants and other professional advisors), are afforded such reasonable access (upon reasonable notice, during normal business hours and subject to appropriate confidentiality undertakings) to the books, accounts, working papers and records and other financial information of each Group Member as any of them may reasonably require:

(a)	to enable the relevant person to prepare any statutory or management accounts or other reporting requirements;

(b)	for any other accounting purpose or as otherwise required by any applicable Law, regulation, court of competent jurisdiction, recognised stock exchange or regulatory authority;

(c)	to be able to respond to any request or demand from any Governmental Entity (including Tax Authority) to whose jurisdiction the relevant person is subject; or

(d)	for the purposes of the proper management of its or their Tax affairs.

Resigning Directors

7.2

With effect from the Completion Date, the Buyer shall ensure that each Group Member obtains and maintains in force a six-year “run-off” directors’ and officers’ liability insurance policy that is substantially no less advantageous to the Resigning Directors than the directors’ and officers’ liability insurance policies maintained by the Group as at the date of this Agreement. Upon a written request of a Resigning Director at any time, the Buyer shall provide to the Resigning Director evidence that such insurance policy is in force.

Institutional non-solicitation

7.3

For a period of one year from Completion, no OPE Entity shall offer to employ, seek to entice away from or attempt to solicit, or otherwise hire, any Senior Employee of any Group Member as of the date of this Agreement or as of Completion (whether or not such person would commit any breach of their contract of employment or engagement by leaving the service of the relevant Group Member), with a view to inducing such person to leave such employment or engagement and to act for another person in the same or a similar capacity in relation to the same field of work. This clause 7.3 shall not prohibit any OPE Entity from employing or engaging any person who:

(a)

answers a public advertisement, provided that such advertisement is not specifically targeted at the Group or any Group Member nor any person employed by it or any such Group Member at the Completion Date;

(b)	is approached when they are no longer employed or engaged by a Group Member, without having been induced to leave the employ of a Group Member; or

(c)	independently approaches an OPE Entity without prior solicitation.

R&W Insurance Policy

7.4	The Buyer hereby confirms to each Seller that it undertakes to take a R&W Insurance Policy and shall ensure that upon inception the relevant R&W Insurance Policy includes:

(a)

an express waiver (the “Subrogation Waiver”) of any rights of subrogation against each Seller (except in the case of a Warranty given by a Seller fraudulently, in which case such waiver shall cease to apply in respect of that Seller only); and

(b)	express provisions to allow for such waiver to be enforceable by the Sellers under the Contracts (Rights of Third Parties) Act 1999,

and the Buyer shall as soon as reasonably possible following inception deliver to the Majority Seller and the Warrantor Representative the signed R&W Insurance Policy evidencing the term of such waiver and such express provisions.

7.5

The Buyer undertakes to each Seller that it will not amend or waive, nor agree to amend or waive, (and shall procure that no Affiliate of the Buyer waives or amends, or agrees to waive or amend) the Subrogation Waiver or any related provision of the R&W Insurance Policy without the prior written consent of the Majority Seller and the Warrantor Representative (and, if the relevant amendment or waiver adversely impacts the Minority Seller, the Minority Seller) and not to novate, or otherwise assign, its respective rights with respect to the Subrogation Waiver or knowingly do anything which causes the Subrogation Waiver not to have full force and effect in accordance with its terms.

7.6

The Buyer agrees that, notwithstanding the other provisions of this Agreement or the Management Warranty Deed, the absence or limitation of a recourse of the Buyer under the R&W Insurance Policy in respect of any Seller Claim (including, without limitation, as the result of any limitation, exclusion, deduction or derogation under, or any invalidity or illegality of, the R&W Insurance Policy) and/or any failure or inability of the Buyer to obtain any remedy in respect of a Seller Claim under the R&W Insurance Policy for any reason whatsoever (including, without limitation, any winding up, bankruptcy or other insolvency proceedings affecting the insurer, any failure of the insurer to perform its obligations under the R&W Insurance Policy or any deductible threshold or other financial limitation applying to the R&W Insurance Policy) shall not affect or increase the liability of the Sellers under this Agreement or the Management Warranty Deed.

Incentive Payments

7.7	The Buyer shall:

(a)

use its reasonable endeavours to procure, that by the first payroll date following Completion or, in any event, no later than the second payroll date following Completion, the payment by each relevant Group Member of the Incentive Payments as shown in the Completion Schedule to the persons entitled to such amounts;

(b)

procure that each relevant Group Member shall deduct and withhold from any such payment such amount as the relevant Group Member is required by law to deduct and withhold for, or on account of, Tax; and

(c)

procure that each relevant Group Member accounts in a timely manner to the appropriate Tax Authority for any amounts so deducted or withheld and for any associated Employer Taxes, in each case, in accordance with applicable law.

7.8

Each Seller who receives a Transaction Bonus (as set out in the Completion Schedule) acknowledges and agrees that receipt of such Transaction Bonus shall constitute full and final settlement of any and all rights, claims or entitlements (whether contractual, statutory or otherwise) which such Seller may have against any Group Member in respect of any bonus, incentive or similar payment arising in connection with the Transaction (excluding, for the avoidance of doubt, the EBT Bonuses, the Legacy EBT Bonuses or the Retention Bonuses).

Tax matters

7.9

Except as required by applicable Law or with the prior written consent of the Institutional Investors (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer shall not knowingly, and shall not knowingly cause or permit any member of the Buyer’s Group (including, with effect from Completion, the Group Members) to, make or change any Tax election, amend any Tax return or filings (or file any adjustment requests) or take any Tax position on any Tax return or filings, in each case with respect to the Group Members for any period (or part of any period) ended on or before the Completion Date, that, so far as the Buyer is aware, could reasonably be expected to: (i) result in any increased material Tax liability (or any indemnification obligation under this Agreement or any other Transaction Document in respect of any material Tax liability), (ii) be inconsistent with the past practice of the Group Members, (iii) cause the Subsidiaries of the Company to make any elections under U.S. tax law with an effective date on or before the Completion Date, or (iv) reduce (to a material extent) any Relief, of the Majority Seller, the Minority Seller or any of their Affiliates.

8	WARRANTIES

8.1

Each Institutional Seller (in relation to themself only and on a several and not a joint or joint and several basis) warrants to the Buyer that the Warranties set out in paragraph 1 of Schedule 3 are true and accurate as at the date of this Agreement and shall be deemed repeated immediately prior to Completion.

8.2

Each Management Share Seller (in relation to themself only and on a several and not a joint or joint and several basis) warrants to the Buyer that the Warranties set out in paragraph 2 of Schedule 3 are true and accurate as at the date of this Agreement and shall be deemed repeated immediately prior to Completion.

8.3

Each Management Beneficial Interest Seller (in relation to themself only and on a several and not a joint or joint and several basis) warrants to the Buyer that the Warranties set out in paragraph 3 of Schedule 3 are true and accurate as at the date of this Agreement and shall be deemed repeated immediately prior to Completion.

8.4

The Trustee Seller (in relation to itself only) warrants to the Buyer that the Warranties set out in paragraph 4 of Schedule 3 are true and accurate as at the date of this Agreement and shall be deemed repeated immediately prior to Completion.

8.5

Except (i) as Disclosed in the Buyer’s annual report on Form 10-K for the fiscal year ended April 30, 2025 that was publicly available on EDGAR prior to the date of this Agreement, (ii) as Disclosed in the Buyer’s quarterly reports on Form 10-Q or in the Buyer’s current reports on Form 8-K, in each case filed with or furnished to the SEC after April 30, 2025 that were publicly available on EDGAR prior to the date of this Agreement (but excluding any disclosures set forth in any “forward-looking statements” section and any other disclosures included therein that are expressly cautionary, predictive or forward-looking in nature and that do not contain statements of historical fact, which disclosures in no event shall be deemed to be an exception to or a disclosure against any Warranty set forth in paragraph 5 of Schedule 3) (it being understood that any matter Disclosed in such filings in clauses (i) or (ii) shall not be deemed Disclosed for purposes of paragraph 5(a)-(f) of Schedule 3), the Buyer warrants to each Seller that the Warranties set out in paragraph 5 of Schedule 3 are true and accurate as at the date of this Agreement and shall be deemed repeated immediately prior to Completion.

8.6	The Warranties shall continue in full force and effect notwithstanding Completion.

8.7	Each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty.

9	LIMITATIONS ON LIABILITY

Maximum liability

9.1	Without prejudice to any limitations applicable to the warranties set out in the Management Warranty Deed, the maximum aggregate liability of each Seller:

(a)

in respect of any and all Leakage Claims shall not exceed an amount equal to the amount of Leakage actually received by or for the benefit of (or under clause 3.13 deemed to be for the benefit of) that Seller (including that Seller’s Connected Person); and

(b)	in respect of any and all Seller Claims shall be limited to, and shall in no event exceed, the amount of the Consideration actually received by such Seller on Completion.

9.2

It is acknowledged that the Trustee Seller enters into this Agreement in its capacity as a nominee for the Management Beneficial Interest Sellers and trustee of the EBT and, without prejudice to clause 9.1, its total liability under this Agreement where it is acting as:

(a)	trustee of the EBT, shall be limited to the unallocated assets of the EBT from time to time; and

(b)	nominee for any Management Beneficial Interest Seller, shall be limited to the value of the assets held as nominee from time to time on behalf of that Management Beneficial Interest Seller,

or, in each case, as otherwise provided in this clause 9, whichever is the lesser amount.

Notice of claims

9.3

Unless in relation to a Leakage Claim, if a Party (the “Claiming Party”) becomes aware of a matter that might reasonably give rise to a Claim, the Claiming Party shall (save in respect of Claims which require a Party to seek emergency or urgent relief) give written notice specifying in reasonable detail the legal and factual basis of the Claim, the evidence on which the Claiming Party relies and the Claiming Party’s good faith estimate of the amount (if any) likely to be claimed: (a) in the case of a Claim against a Seller, to the relevant Seller, the Majority Seller and the Management Sellers’ Representative; and (b) in the case of a Claim against the Buyer, to the Buyer, in each case as soon as reasonably practicable following the Claiming Party so becoming aware.

9.4

Where a breach giving rise to a Claim is capable of remedy, the Claiming Party shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied to the Claiming Party’s reasonable satisfaction within 30 Business Days after notice of the Claim is given under clause 9.3.

9.5

If notice of any Claim is served by the Claiming Party under clause 9.3 and such Claim has not been satisfied or settled, the Party against whom such Claim is made (the “Responding Party”) shall not be liable in respect of such Claim unless proceedings have been brought against it (by being both issued and served on the Responding Party) in respect of that Claim within six months of it being notified pursuant to clause 9.3, unless the relevant Claim has by then been agreed to in writing by the Responding Party, or, in the case of any contingent liability, within six months after such contingent liability becomes an actual liability and is due and payable.

Time Limitations

9.6

No Seller shall be liable in respect of a Seller Claim unless notice in respect thereof containing the particulars specified in clause 9.3 is given by or on behalf of the Buyer to the relevant Seller, the Majority Seller and, only if any part of a Seller Claim is made against a Management Seller, the Management Sellers’ Representative by no later than the date falling three years after (and including) the Completion Date.

9.7

The Buyer shall not be liable in respect of a Buyer Claim unless notice in respect thereof containing the particulars specified in clause 9.3 is given by or on behalf of the relevant Seller to the Buyer by no later than the date falling three years after (and including) the Completion Date.

Contingent liabilities

9.8	No Party shall be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

Buyer’s actions

9.9	No Seller shall be liable in respect of any Seller Claim to the extent that the Seller Claim is attributable to, arises or is increased, as a result of any matter or thing done, or omitted to be done:

(a)	at the written request of the Buyer and with the Buyer’s express knowledge that such matter or thing requested by the Buyer to be done would give rise to a breach of Warranty; or

(b)	by the Buyer following Completion (other than where necessary for the Buyer to comply with applicable law coming into force after the date of this Agreement).

9.10	Nothing in this Agreement shall relieve the Buyer of its common law duty to mitigate any loss or liability that may give rise to a Seller Claim.

Seller’s actions

9.11

The Buyer shall not be liable in respect of any Buyer Claim to the extent that the Buyer Claim is attributable to, arises or is increased, as a result of any matter or thing done, or omitted to be done:

(a)	at the written request of a Seller and with that Seller’s express knowledge that such matter or thing requested by such Seller to be done would give rise to a breach of Warranty; or

(b)	by a Seller (other than where necessary for such Seller to comply with applicable law coming into force after the date of this Agreement).

9.12	Nothing in this Agreement shall relieve any Seller of its common law duty to mitigate any loss or liability that may give rise to a Buyer Claim.

No double recovery

9.13

No party shall be entitled to recover or obtain reimbursement from another party under the Transaction Documents or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim. No amount (including any Relief) shall be taken into account, excluded, reduced, set-off or credited more than once in aggregate in respect of the same loss, liability or Relief giving rise to a claim under the Transaction Documents or otherwise.

Fraud

9.14	Nothing in this clause 9 or clause 12 shall exclude or limit the liability of a Party to the extent that such liability arises or is increased as a direct result of that Party’s own fraud.

No set-off

9.15

The Buyer hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect of any Seller Claim or Leakage Claim or out of any payments which the Buyer may be obliged to make (or procure to be made) to a Seller pursuant to this Agreement or otherwise.

10	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1

Subject to clause 10.3, each Party shall treat as strictly confidential and shall not disclose (whether by public announcement or otherwise) or use all or any information received or obtained as a result of entering into or performing this Agreement or any other Transaction Document which relates to: (a) the subject matter, contents and provisions of this Agreement or any other Transaction Document; (b) the negotiations relating to this Agreement or any other Transaction Document; or (c) the other Parties (or their Affiliates) ((a) to (c) together being “Confidential Information”) without the prior written consent of each other Party.

10.2

Other than in the circumstances set out in clauses 5.7 and 10.3(c), the only public announcement about this Agreement or the Transaction or the subject matter of, or any matter referred to in, this Agreement or any other Transaction Document (including any consideration payable) shall be made pursuant to the announcement in the agreed form.

10.3	Clause 10.1 does not apply to disclosure of Confidential Information:

(a)	made public by publication of the announcement in the agreed form;

(b)	to a partner, director, manager, officer, employee or consultant of a Party or an Affiliate of that Party or of a Group Member whose function requires them to have the Confidential Information;

(c)

to the extent that it is required to be disclosed by applicable Law, regulation, Order, Tax Authority, governmental or regulatory authority (including any agreement or undertaking entered into therewith) or the rules or listing standards of any stock exchange (including any listing agreement with the NYSE) or Governmental Entity to which a Party or any of its Affiliates is subject, provided that the disclosure shall so far as is practicable and lawful be made after consultation with the Buyer and Majority Seller;

(d)

to an adviser, agent or auditor (including for the purposes of, or in the course of, any litigation in respect of a breach by a Party of its obligations under this Agreement) provided that such disclosure is reasonably necessary in connection with their engagement and is subject to customary confidentiality obligations;

(e)	made on a confidential basis by the Buyer to any broker or underwriter arranging warranty and indemnity insurance in respect of the warranties set out in the Management Warranty Deed;

(f)	to any Tax Authority to the extent reasonably required for the purposes of the management of the Tax affairs of the relevant Party or any of its Affiliates;

(g)

by the Minority Seller to any of its Affiliates or the direct or indirect investors in any of the foregoing, provided that such disclosure is reasonably necessary and is subject to appropriate confidentiality obligations; or

(h)

by the Majority Seller or the OAC Seller to any member of the Majority Seller’s Group, the OAC Seller’s Affiliates or the direct or indirect investors in any of the foregoing, provided that such disclosure is reasonably necessary and is subject to appropriate confidentiality obligations.

10.4

Notwithstanding anything to the contrary herein, the Buyer may (i) issue press releases or make public announcements that are substantially consistent with previous press releases or public announcements made by the Buyer in compliance with this clause 10 and (ii) make public statements with respect to this Agreement to investors, analysts and financing sources, including on its periodic earnings calls, in any “road show,” and in any public disclosure as required by the SEC, FINRA or other Governmental Authority, or the rules or obligations of the NYSE or other applicable stock exchange or national securities quotation system; provided that, prior to issuing a press release or making a public announcement pursuant to this clause 10.4, the Buyer shall use reasonable efforts to notify the Sellers of such press release or public announcement and provide the Sellers with a copy of such press release or public announcement.

11	ASSIGNMENT

11.1

No Party may assign, novate, transfer, charge, subcontract or otherwise deal with all or any of its rights, benefits or obligations under this Agreement (including any right to claim for damages arising from a breach of this Agreement) without the prior written consent of: (a) the Buyer; (b) the Majority Seller; (c) the Minority Seller (if such action is reasonably expected to have an adverse impact on the Minority Seller as compared to the Majority Seller); (d) the Trustee Seller; and (e) the Management Sellers’ Representative; provided, however, that the Buyer may assign its rights under this Agreement to a wholly-owned subsidiary of the Buyer (a “Permitted Assignee”) without the prior written consent of the Majority Seller, the Minority Seller, the Trustee Seller or the Management Sellers’ Representative; provided, further, that: (i) no such assignment by the Buyer shall relieve the Buyer of any of its obligations under this Agreement and the Buyer and the Permitted Assignee shall remain jointly and severally liable for all of the obligations of the Buyer under this Agreement; and (ii) the Majority Seller and the Management Sellers’ Representative are given prior written notice of any proposed assignment by the Buyer pursuant to this clause 11.1. Any attempted assignment in breach of this clause 11.1 will be void.

11.2	Following any assignment (or other dealing) by a Party pursuant to clause 11.1:

(a)	no other Party shall be under any greater obligation or liability and each other Party shall have no lesser rights than if such assignment or granting of security had never occurred; and

(b)

the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named in place of the assigning Party in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment or other dealing, have been recoverable by such assigning Party in respect of the relevant fact, matter or circumstance).

12	ENTIRE AGREEMENT

12.1

This Agreement and the other Transaction Documents together constitute the entire agreement and understanding of the Parties relating to their subject matter and supersede any previous agreement between the Parties (whether written or oral) relating to such subject matter.

12.2

Each of the Parties acknowledges and agrees that, in entering into this Agreement and the other Transaction Documents, it does not rely on, nor has been induced to enter into this Agreement and/or the other Transaction Documents, and will have no remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision (whether negligently or innocently made) of any person (whether a Party or not) other than as expressly set out in this Agreement or another Transaction Document.

12.3	Except as expressly set out in this Agreement:

(a)

the only right or remedy of any Party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or another Transaction Document shall be for breach of this Agreement or that Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) to the fullest extent possible;

(b)

the Buyer acknowledges and agrees that neither the Buyer nor any Group Member will have any right or remedy against any Seller or their respective Affiliates in respect of any matter related to any member of the Buyer’s Group, any Group Member or the Transaction other than (in each case) as expressly set out in a Transaction Document, and hereby waives (and will procure that each Group Member waives) any rights, remedies, causes of action or recourse it may have or purport to have against any Seller or their respective Affiliates under the Law of any jurisdiction or otherwise;

(c)

each Seller acknowledges and agrees that neither such Seller nor any of its Affiliates will have any right or remedy against the Buyer or any member of the Buyer’s Group in respect of any matter related to the Buyer, any member of the Buyer’s Group or the Transaction other than (in each case) as expressly set out in a Transaction Document, and hereby waives (and will procure that each of its Affiliates waives) any rights, remedies, causes of action or recourse it may have or purport to have against the Buyer or any member of the Buyer’s Group under the Law of any jurisdiction or otherwise, in each case except in relation to any Permitted Rights;

(d)	in respect of any breach of this Agreement, the only remedy shall be a claim for damages and/or specific performance and/or an injunction in respect of such breach; and

(e)

no Party shall be entitled to rescind, repudiate or terminate this Agreement in any circumstances whatsoever at any time and each Party irrevocably and unconditionally waives any rights of rescission, repudiation or termination it may have which are not expressly set out in this Agreement.

12.4

Except as expressly set out in this Agreement, all warranties, conditions and other terms implied by Law in any jurisdiction (whether by statute or otherwise) are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived.

13	NO RECOURSE AGAINST SELLER RELATED PERSONS

Other than against a Seller in relation to Seller Claims or Leakage Claims, in each case, provided that they are made in accordance with the terms (and subject to the limitations) set out in this Agreement, the Buyer acknowledges and agrees that:

(a)

no recourse under this Agreement or other Transaction Document or under any other documents or instruments delivered in connection herewith may be had against any director, officer, agent or employee of the Institutional Sellers, any direct or indirect holder of any equity interests or securities of the Institutional Seller (whether such holder is a limited or general partner, member, shareholder or otherwise), any Affiliate of the Institutional Seller, or any director, officer, employee, partner, Affiliate, member, agent, controlling person or representative of any of the foregoing (each such person or entity, an “Institutional Seller Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding (including, for the avoidance of doubt, through attempted piercing of the corporate, limited partnership or limited liability company veil or any insolvency proceeding), or by virtue of any statute, regulation or other applicable Law; and

(b)

no liability whatsoever will attach to, be imposed on or otherwise be incurred by any Institutional Seller Related Person under this Agreement or any other Transaction Document (other than any Institutional Seller Related Person which is a party to a Transaction Document and, in such cases, only in accordance with the terms thereof and subject to the applicable limitations in the relevant Transaction Document) or any documents or instruments delivered in connection herewith or with the transactions contemplated by this Agreement or any other Transaction Document or for any claim based on, in respect of or by reason of such obligations or by their creation, notwithstanding that the Institutional Seller may be a partnership, limited partnership or limited liability company.

14	GENERAL

Deductions and withholdings

14.1

All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever, provided that deductions and withholdings which are required by applicable Law may be made. If any deductions or withholdings are required by Law in respect of sums payable under this Agreement, the respective party making such payment shall (save in respect of the Consideration or any part thereof, or in respect of any interest) pay (or procure the payment of) such additional amount as shall be required to ensure that the total amount paid, less the withholding or deduction on such amount, is equal to the amount that would otherwise be payable in the absence of such a requirement to deduct or withhold.

14.2

To the extent that any deduction or withholding in respect of which an additional amount that has been paid under clause 14.1 above or clause 14.3 below results in the payee or an Affiliate of the payee obtaining a Relief, the payee shall pay to the payer, within 10 Business Days of obtaining and utilising the benefit of the Relief, an amount equal to the lesser of the amount of the Relief obtained and the additional amount payable under clause 14.1 or clause 14.3, as applicable.

14.3

Where any sum is payable under this Agreement pursuant to an indemnity, compensation or reimbursement provision, and that sum is subject to a charge to Tax in the hands of the recipient (or would be in the absence of any Relief of the recipient or its or their Affiliates) then, in addition to the sum payable, the payer shall pay such additional sum as will ensure that after payment of such Tax (including any Tax which should have been charged in the absence of any Relief of the recipient or its or their Affiliates) the recipient shall receive and retain an amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax.

14.4

Clauses 14.1 and/or 14.3 shall not apply to the extent that any deductions, withholdings or Tax liability would not have arisen but for an assignment by the payee party of any of its rights under this Agreement, but only to the extent that the deductions, withholdings or Tax liabilities are greater than the deductions, withholdings or Tax which would have arisen had no such assignment taken place.

US tax elections

14.5

Notwithstanding clause 7.9, the Buyer and its Affiliates shall be entitled to make, or cause any Group Member to make, an election under Section 336 or 338 of the U.S. Internal Revenue Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of the Company or the deemed acquisition of any Group Member without the prior written consent of any Institutional Seller, provided that, for the avoidance of doubt, any income, gain, Tax or other amount arising to or incurred by any Group Member which results from or is attributable to any such election shall be borne by the Buyer.

Illegality and severance

14.6

If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, in any relevant jurisdiction, the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and, to the extent possible, such provision shall be replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement.

Variation

14.7

Any variation or amendment of this Agreement will be effective only if it is in writing and signed by or on behalf of: (a) the Buyer; (b) the Majority Seller; (c) the Trustee Seller; (d) if the proposed variation or amendment is, or is reasonably expected to be, adverse to the Management Sellers or any of them, the Management Sellers’ Representative; and (e) if the proposed variation or amendment is, or is reasonably expected to be, adverse to the Minority Seller or its Affiliates, the Minority Seller.

Waiver

14.8

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor will operate so as to bar the exercise or enforcement thereof nor will be treated as an affirmation of this Agreement. No single or partial exercise of any right or remedy under this Agreement will prevent further or other exercise of such other rights or remedies.

14.9	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

14.10	A Party that waives a right or remedy provided under this Agreement or by Law in relation to another Party does not affect its rights in relation to any other Party.

Termination

14.11

On any termination of this Agreement, clauses 1 (Interpretation), 4 (Conditions and termination), 9.1 to 9.15 (inclusive) (Limitations on liability), 10 (Confidentiality and announcements), 12 (Entire agreement), 13 (No recourse against Seller Related Persons) and 14 (General) will continue in full force and effect but all other continuing rights and obligations of the Parties will cease immediately with effect from termination. Termination (however arising) shall not affect the Parties’ accrued rights and obligations as at termination, or liability for any prior breach including for any breach which gave rise to such termination.

Costs

14.12

Except as otherwise set out in this Agreement, each Party will pay its own fees, costs and expenses arising from the negotiation, preparation and implementation of this Agreement, including the fees and disbursements of their respective legal, accountancy and other advisers, provided that the relevant Group Members will pay any such fees, costs and expenses which are Permitted Leakage.

14.13

The Buyer shall bear all stamp duties and other similar duties or transfer Taxes arising as a result of the sale of the Shares contemplated by this Agreement and any assignment contemplated by clause 11.1 and shall fulfil any administrative or reporting obligation imposed by any relevant jurisdiction in connection with the payment of such duties or Taxes.

Consideration adjustment and reporting

14.14

All payments made by a Seller to the Buyer, and by the Buyer to a Seller, by way of indemnity, compensation or in satisfaction of a liability under this Agreement or the Management Warranty Deed, shall, so far as possible, be made by way of adjustment to the Consideration for the sale of the Shares by that Seller.

14.15	The Consideration shall, subject to any further adjustment pursuant to clause 14.14 and to the extent permitted by applicable law, be adopted for all Tax reporting purposes.

Rights of third parties

14.16	A person who is not a Party has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement, provided that:

(a)	clause 7.1 shall be enforceable by each of the Sellers’ Affiliates;

(b)	clause 7.2 shall be enforceable by each Resigning Director;

(c)	clause 10.1 shall be enforceable by each Party’s Affiliates to the extent that information about such Affiliates has been received or obtained by the other Parties; and

(d)	clause 13 shall be enforceable by each Institutional Seller Related Person,

in each case, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the Contracts (Rights of Third Parties) Act 1999, this Agreement may be varied or amended without the consent or agreement of any person who is not a Party.

Effect of Completion

14.17	Except to the extent that they have been performed and except where the Agreement provides otherwise, provisions of this Agreement will remain in force after Completion.

Counterparts

14.18

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts will together constitute one and the same agreement. No counterpart will be effective until each Party has executed at least one part or counterpart.

Notices

14.19

A notice or other communication given under this Agreement must be in writing and signed by or on behalf of the person giving it and will be served by delivering it to the Party due to receive it at the address or email address (provided that if it is sent by email it must also be copied to the address) set out in clause 14.20 and will be deemed to have been delivered in accordance with clause 14.21.

14.20	The Parties’ addresses and email addresses for the purposes of this Agreement are:

Majority Seller

Auxey Holdings (Lux) S.A.S.

6, rue Jean Monnet, L-2180

Luxembourg, Grand Duchy of

Luxembourg

Attn: Matthew Baird & Stephanie Brady

Email: [***]; [***]; [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London EC4A 1AY

Attn: Marco Compagnoni

Email: Marco.Compagnoni@Weil.com

OAC Seller

OMERS Administration Corporation

900-100 Adelaide St W, Toronto,

M5H 0E2, Canada

Attn: Brodie Swartz & Andréa Armborst

Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London EC4A 1AY

Attn: Marco Compagnoni

Email: Marco.Compagnoni@Weil.com

Minority Seller

AMS Cayco Ltd

c/o Mourant Ozannes Corporate Services (Cayman) Limited

Po Box 1348, 94 Solaris Avenue, Camana Bay

Ky1-1108, Cayman Islands

Attn: Lars Johansson

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 6th Ave, New York

NY 10036, United States

Attn: Garrett T. Charon

Email: garrett.charon@ropesgray.com

Trustee Seller

Ocorian Limited ATO the Auxey Equity Plan Employee Trust 26 New Street, St Helier, Jersey JE2 3RA

Attn: Craig Cameron

Email: [***]

Management Sellers’ Representative

Rosaleen Blair

21 Birds Hill Road

Oxshott

Leatherhead

Surrey

KT22 0NJ

Email: [***]

Buyer

Korn Ferry, 1900 Avenue of the Stars, Suite 1225, Los Angeles, California 90067

Attn: Brian Suh and Jonathan Kuai

Email: [***] and [***]

with a copy (which shall not constitute notice) to:

Blank Rome LLP , 2029 Century Park East, 6th Floor, Los Angeles, California USA 90067

Attn: Michael C. Cohen and Jonathan T. Keen

Email: michael.cohen@blankrome.com and jonathan.keen@blankrome.com or such other address or email address as the relevant Party notifies to the other Parties, which change of address will only take effect if delivered and received in accordance with clauses 14.19 to 14.21 (inclusive).

14.21	A notice so addressed will be deemed to have been received:

(a)	if personally delivered, at the time of delivery;

(b)	if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

(c)	if sent by registered air-mail, five Business Days after the date of posting to the relevant address; and

(d)

if sent by email, on completion of sending of the email by the sender, save that if the sender receives an automated “undeliverable” response within 24 hours of sending the relevant email such notice will be deemed not to have been delivered and that if such notice of communication is received after the end of normal working hours (and “normal working hours” will be deemed to be 8.30 a.m. to 5.30 p.m. on any Business Day in the country of the recipient), such notice or communication will be deemed to have been received on the next Business Day.

Service of process

14.22

The Buyer agrees that the process by which any proceedings are begun in England may be served on it by being delivered to Korn Ferry Global Holdings (UK) Limited at Ryder Court, 14 Ryder Street, London, SW1Y 6QB.

14.23

The Majority Seller, Minority Seller and the OAC Seller each agree that the process by which any proceedings are begun in England may be served on it by being delivered to OMERS Private Equity Europe Limited, The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom EC3V 4AB (or, in respect of the Minority Seller, such other person as the Minority Seller may notify the Buyer in writing from time to time). Until such time as the Buyer has received written notice of any change to the Minority Seller’s agent for service of proceedings in accordance with this clause 14.23, the Buyer shall be entitled to serve any proceedings on OMERS Private Equity Europe Limited or any subsequently notified agent for service of proceedings. The Majority Seller undertakes to the Minority Seller that it shall cause a copy of any notice or document received by OMERS Private Equity Europe Limited pursuant to this clause in respect of any proceedings against the Minority Seller to be sent to the Minority Seller as soon as reasonably practicable after receipt of the same, but any delivery of proceedings to OMERS Private Equity Europe Limited in accordance with clause 14.23 shall be validly served on and delivered to the Minority Seller regardless of whether or not it is sent to the Minority Seller.

14.24

If the appointment of any person referred to in clause 14.22 and 14.23 as the process agent of a Party ceases to be effective or such person ceases for any reason to act as process agent for the relevant Party, that Party (the “Appointing Party”) will immediately appoint a replacement process agent and notify the other Parties of the change in accordance with clauses 14.19 to 14.23 (inclusive), and, failing such appointment within 10 Business Days thereof, another Party may appoint a replacement process agent to accept service of process on behalf of the relevant Appointing Party by notice to that Appointing Party.

14.25	Clauses 14.22 to 14.24 (inclusive) do not affect any right to serve process in any other manner permitted by Law.

Management Sellers’ Representative

14.26

Rosaleen Blair is hereby appointed by each of the Management Sellers and the Trustee Seller to act as the Management Sellers’ Representative and to exercise the rights of the Management Sellers’ Representative as set out in this Agreement or any other Transaction Document. Service of any notice or other communication on the Management Sellers’ Representative shall be deemed to constitute valid service of such notice on each of the Management Sellers and the Trustee Seller. The Management Sellers and the Trustee Seller (acting together) may at any time, by a majority (by number) decision, remove the Management Sellers’ Representative and appoint a different person to act as Management Sellers’ Representative in their place, provided that written notice of such new appointment is given to the Buyer and the Majority Seller. At any time the Management Sellers’ Representative may elect no longer to act as such and shall cease so to act on serving written notice of their decision no longer to act on each other Party. Until such time as the Buyer has received written notice of any change in the Management Sellers’ Representative in accordance with this clause 14.26, the Buyer shall be entitled to continue to deal with and serve any notice or other communication on the previous Management Sellers’ Representative and any such dealings, notices or communications shall be valid and binding on the Management Sellers and the Trustee Seller.

14.27

Each Management Seller and the Trustee Seller agrees that the Management Sellers’ Representative shall owe no responsibility, duty of care or liability whatsoever in connection with their appointment as Management Sellers’ Representative and accordingly, except in the case of fraud or dishonesty, the Management Sellers’ Representative shall not be liable to any Management Seller or the Trustee Seller for any act or omission in connection with the performance by them of any of their duties, functions or role as Management Sellers’ Representative pursuant to this Agreement. Each Management Seller and the Trustee Seller agrees not to bring any action or claim against the Management Sellers’ Representative in connection with their appointment as Management Sellers’ Representative and/or in relation to any action which the Management Sellers’ Representative has taken or omitted to take in the past or may in the future take or omit to take in their capacity as Management Sellers’ Representative, except in the case of fraud or dishonesty.

14.28

Each Management Seller covenants to pay the Management Sellers’ Representative an amount in respect of all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by them as a result of the performance of their duties, functions and role as Management Sellers’ Representative under this Agreement, provided that the Management Sellers’ Representative shall not be entitled to any payment as a result of such covenant in respect of any matter where their actions or inactions are fraudulent or dishonest or in breach of this Agreement.

14.29

The Buyer shall be entitled in its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without liability to any Party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Management Sellers’ Representative on behalf of the Management Sellers and the Trustee Seller.

Copies of this Agreement for Management Sellers

14.30

Each Management Seller hereby agrees that, unless otherwise agreed by the Management Sellers’ Representative, they shall only be entitled to see and/or receive a copy of the information set out in this Agreement relating to the allocation of Consideration among Management Sellers to the extent such information relates to them or the Shares registered in their name or the Shares in which they hold beneficial interest.

Release

14.31

With effect from Completion, each Seller (on behalf of itself and each of its Connected Persons) hereby irrevocably and unconditionally releases and forever discharges each Group Member from any and all actual or potential claims, actions, proceedings, demands, rights, disputes, liabilities, damages, losses, set-offs, costs and expenses of whatever nature (whether known or unknown, actual or contingent, present or future) which such Seller or any of its Connected Persons has or may have against any Group Member, whether in this jurisdiction or any other and whether in law or equity, in each case arising out of or in connection with any matter, event, act or omission occurring or existing on or prior to Completion, except in relation to any Permitted Rights. This clause 14.31 shall not apply in respect of any claims which the Trustee Seller may have pursuant to: (i) its indemnity and other protections under the Trust Deed; and (ii) any terms of engagement between the Company and the Trustee Seller.

Further information

14.32

The Buyer agrees that it will provide all information requested in writing by the Majority Seller reasonably required to enable the Majority Seller to comply with its obligations under the Proceeds of Crime Act 2002 and the Money Laundering Regulations, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 whether such obligations apply prior to Completion or thereafter.

Exchange Rate

14.33	For the purposes of any currency conversion required in accordance with this Agreement, such conversion shall be based on the FX Rate applicable at the date of such conversion.

14.34	Notwithstanding the provisions of clause 14.33, in the context of any Leakage Claim or Seller Claim, any amount forming part of:

(a)	any Leakage amount in respect of such Leakage Claim; or

(b)	any amount of alleged loss claimed in respect of such Seller Claim,

and which is denominated in any currency other than GBP shall be converted from such currency into GBP at the relevant FX Rate on the date when the Leakage or such loss is paid pursuant to the relevant Leakage Claim or Seller Claim, respectively.

Cumulative rights and remedies

14.35

Except where this Agreement expressly provides otherwise, the rights, powers and remedies provided in this Agreement are cumulative. Nothing in this Agreement shall limit or exclude the liability of a Seller (or any of them) for any fraud or fraudulent misrepresentation by, any such Seller.

Specific Performance

14.36

The Parties agree that: (i) irreparable damage could occur if the provisions of this Agreement or the obligations, undertakings, covenants or agreements of any Party were not performed in accordance with their specific terms or were otherwise breached; and (ii) damages, even if available, might not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that each Party shall be entitled, at or at any time prior to Completion, to seek specific performance (including an injunction or injunctions) to enforce specifically the terms and provisions hereof and to prevent or cure breaches of the covenants or undertakings required to be performed by another Party under this Agreement, in each case, without proof of special damages.

Governing Law and Jurisdiction

14.37

This Agreement and all matters (including any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, the Laws of England and Wales.

14.38

Each Party irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought only in such courts. Each of the Parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in such courts on the ground of venue or that proceedings have been brought in an inconvenient forum or on any other ground.

THIS AGREEMENT IS EXECUTED ON THE DATE SHOWN ON THE FRONT OF THIS AGREEMENT

SCHEDULE 1

PART 1

THE INSTITUTIONAL SELLERS

(1) Seller	(2) Preferred A Ordinary Shares	(3) Preferred B Ordinary Shares	(4) Principal amount of Loan Notes	(5) Consideration Shares (prior to any adjustment pursuant to provisions 3.4, 3.5 and 3.6)
Auxey Holdings (Lux) S.A.S.	119,434	533,827	—	—
OMERS Administration Corporation	—	—	£367,360,506.15	3,293,779
AMS CayCo Ltd.	10,611	47,430	£32,639,493.85	292,645

Total	130,045	581,257	£400,000,000.00

SCHEDULE 2

RESERVED MATTERS

1	Alter any of its constitutional documents or clauses 12.4, 23.7 and 23.8 of the Existing Shareholders’ Agreement.

2

Allot, issue, reduce, repay, redeem or repurchase any shares or other securities or grant to any person any option or right to call for the issue of any shares or other securities, or acquire or agree to acquire an interest in any corporate body, or merge or consolidate with any corporate body or any other person, or enter into any demerger transaction or participate in any other type of corporate reconstruction.

3	Recommend, declare, make or pay any dividend or other distribution (whether in cash or in kind).

4	Capitalise any reserves, or reduce any amount standing to the credit of the share premium account or capital redemption or other reserve.

5

Acquire or dispose of, or agree to acquire or dispose of, any asset, business or undertaking with a value in excess of GBP 500,000 or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) in an amount in excess of GBP 500,000, in each case exclusive of VAT.

6

Make, or agree to make, or exercise any option in relation to, or amend, any agreement involving any capital expenditure or incur, or agree to incur, a commitment or commitments involving capital expenditure:

(a)	in excess of GBP 250,000 for each individual commitment; and

(b)	which, together with all other capital commitments entered into between the date of this Agreement and Completion, exceeds GBP 1,000,000,

in each case exclusive of VAT, provided that the foregoing shall not restrict or otherwise prohibit any capital expenditure set out or otherwise envisaged by document 20.5 in the Data Room.

7

Make any loan or advance (other than a deposit of money with an authorised institution under the Banking Act 1987 (or equivalent), any loans between Group Members or the granting of normal trade credit in the ordinary course of business) or give a guarantee or indemnity to secure another person’s (but excluding a Group Member’s) obligations, or create any Encumbrance over any of its assets or undertaking, in each case exceeding GBP 500,000 in aggregate, provided that, for the avoidance of doubt, the foregoing shall not restrict any hedging arrangements entered into by any Seller or any Affiliate of any Seller.

8

Enter into or vary any third party financing arrangement, or incur any additional borrowings or other indebtedness, except for available commitments (howsoever defined) under the External Refinanced Debt Documents as in effect as at the date hereof and/or normal trade credit and in each case in the ordinary course of business.

9	Make any fundamental change to the nature of its business.

10

Enter into any contract, agreement or undertaking with any Seller or a Connected Person of any Seller, excluding for these purposes any contracts, agreements or undertakings with any portfolio or investee company of the Institutional Sellers and their Affiliates entered into on arm’s length terms.

11

Discontinue or settle any litigation, arbitration or mediation proceedings where the financial exposure of the Group (including any costs incurred or likely to be incurred in connection therewith) is in excess of GBP 1,000,000 (exclusive of VAT).

12

Commence any litigation, arbitration or mediation proceedings where the financial exposure of the Group (including any costs incurred or likely to be incurred in connection therewith) is in excess of GBP 500,000 (exclusive of VAT).

13	Make any material change to its method of accounting or any audit practices or change its accounting date, other than any change required by Law or applicable accounting regulations.

14

(a) increase the remuneration, pension or other benefits payable to any Senior Employee of any Group Member, or accelerate the vesting or payment date of any remuneration, emolument or other benefit to which any such person is entitled, or make any other material amendment to their terms and conditions of employment or engagement; (b) engage or dismiss any Senior Employee, save for dismissal for cause or gross misconduct; or (c) terminate the engagement (other than any termination in circumstances constituting summary dismissal or pursuant to a voluntary resignation) or vary the terms of engagement (other than in the ordinary course and consistent with past practice) of any Senior Employee.

15	Enter into any joint venture, partnership agreement or agreement or arrangement of a similar nature.

16	Except in the ordinary course of business, cancel, terminate, modify, amend or transfer any material licence, permit or authorisation held by a Group Member.

17

Enter into any long-term, onerous, unusual or material agreement, arrangement or obligation, in each case involving consideration, expenditure or liabilities in excess of GBP 500,000 except in the ordinary course of business.

18

Amend or terminate any material agreement, arrangement or obligation to which it is a party involving consideration, expenditure or liabilities in excess of GBP 200,000 except in the ordinary course of business.

19

Cease to (i) continue each of its insurance policies in all material respects on the same terms and at similar levels of cover as prevail at the date of this Agreement and (ii) make all insurance claims in relation to the Group in accordance with past practice.

20

Initiate any voluntary bankruptcy, dissolution, liquidation or winding up proceedings, moratorium or suspension of payments (or any similar proceedings in the relevant jurisdiction) of any Group Member.

21

In relation to any of the properties owned or occupied by a Group Member: (a) terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Group Member; (b) enter into or vary any agreement, lease, tenancy, licence or other commitment (including in relation to rent or fees) which is material in the context of the relevant Group Member; or (c) sell, convey, transfer, assign or charge any property or grant any rights or easements over any property or enter into any covenants or other Encumbrance affecting any property or agree to do any of the foregoing.

22

In respect of the Philippine branch of AMS BPO Ltd (the “Philippine Branch”): (a) cease to keep the Philippine Branch dormant, or carry on (or permit to be carried on) any new trade or business through the Philippine Branch; or (b) remit, repatriate or otherwise distribute any profits, surplus cash or transfer, assign, or convey any of the intangible or tangible assets of the Philippine Branch in any way, provided that, the foregoing shall not restrict the transfer of employees (and the limited fixed assets they use) of AMS BPO Ltd to AMS BPO Inc, and any steps required to give effect thereto, which is required or specifically provided for pursuant to any contract or arrangement to which any Group Member is a party and which was signed prior to the date of this Agreement and which the employees of the Group consider in good faith to be binding, notwithstanding that any such document is post-dated, is expressed to take effect, or takes effect, on or after the date of this Agreement

23	Change its residence for Tax purposes or establish a permanent establishment in any jurisdiction other than its jurisdiction of residence for tax purposes.

24

Materially amend, retract or re-submit any Tax return which has previously been submitted to a Tax Authority, or materially amend, disclaim or revoke any Relief or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Tax Authority or otherwise given effect pursuant to applicable law, in each case on a basis which is materially inconsistent with past practice.

25

Settle, compromise, agree or materially negotiate any material audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, enter into any closing agreement or similar agreement with any Tax Authority, or consent to any extension or waiver of the limitation period relating to Tax.

SCHEDULE 3

WARRANTIES

1	INSTITUTIONAL SELLER WARRANTIES

(a)	The Institutional Seller is validly incorporated or organised (as applicable), in existence and duly registered under the Laws of its country or province of incorporation or organisation.

(b)

The Institutional Seller has the power and authority required, and has obtained or satisfied all corporate or regulatory approvals or other conditions necessary, to enter into this Agreement and each of the Transaction Documents to which it is a party and, subject to satisfaction of the Conditions, to perform fully its obligations under this Agreement and the Transaction Documents to which it is a party in accordance with their respective terms.

(c)

The entry into, and the implementation of the transactions contemplated by, this Agreement and each of the Transaction Documents by the Institutional Seller will not: (i) result in a violation or breach of any provision of the memorandum and articles of association or equivalent constitutional documents of the Institutional Seller; (ii) result in a breach of, or give rise to a default under, any contract or other instrument to which the Institutional Seller is a party or by which it is bound; (iii) result in a breach of any Order, judgement or decree of any court or governmental agency to which the Institutional Seller is a party or is bound; or (iv) require the Institutional Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or any other person which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and which cannot be revoked (provided that this sub-paragraph (iv) shall not extend to those consents or approvals referred to in clause 4.1).

(d)

This Agreement and each of the Transaction Documents to be entered into by the Institutional Seller constitute (or will, when executed, constitute) valid and legally binding obligations of the Institutional Seller enforceable in accordance with their respective terms.

(e)	No Insolvency Event has occurred in relation to the Institutional Seller.

(f)

As at the date of this Agreement, the Institutional Seller is the legal and beneficial owner of the Securities (other than the New Preferred Ordinary Shares, all of which shall be legally and beneficially owned by OAC Seller and the Minority Seller immediately prior to Completion) as set out in Part 1 of Schedule 1 opposite its name (the “Exchange Securities”) and:

(i)	the Exchange Securities held by the Institutional Seller constitute the whole of the Institutional Seller’s interest in the issued and allotted share capital in the capital of the Company;

(ii)	the Loan Notes held by the Institutional Seller constitute the whole of the Institutional Seller’s interest in the debt capital of the Company;

(iii)

neither it nor its Connected Person (save for any Connected Person of the Majority Seller or OAC Seller that is a member of the lending syndicate formed in connection with the External Refinanced Debt) have any direct or indirect interest in the debt or equity capital of any Group Member other than its interest in such Exchange Securities;

(iv)	in respect of Exchange Securities that are Shares, such Shares are fully paid or credited as fully paid; and

(v)

the Institutional Seller is entitled to sell and transfer (or procure the sale and transfer of) the full legal title to and beneficial ownership of such Exchange Securities to the Buyer on the terms and subject to the conditions of this Agreement and, in the case of OAC Seller and the Minority Seller, such Institutional Seller shall be entitled to sell and transfer (or procure the sale and transfer of) the full legal title to and beneficial ownership of the New Preferred Ordinary Shares held by such Institutional Seller immediately prior to Completion to the Buyer on the terms and subject to the conditions of this Agreement.

(g)

Save in respect of any Encumbrances to be discharged on Completion, there is no Encumbrance on, over or affecting any of the Exchange Securities set out in Part 1 of Schedule 1 opposite the Institutional Seller’s name, nor is there any agreement, arrangement or commitment to create any such Encumbrance.

(h)

As at Completion, the Institutional Seller is the legal and beneficial owner of the Shares as set out in Part 1 of Schedule 1 opposite its name and such number of New Preferred Ordinary Shares as confirmed in the Completion Schedule in accordance with clause 5.19, and:

(i)	the Shares held by the Institutional Seller constitute the whole of the Institutional Seller’s interest in the issued and allotted share capital in the capital of the Company;

(ii)	the Institutional Seller does not hold any interest in the debt capital of the Company;

(iii)

neither it nor its Connected Person (save for any Connected Person of the Majority Seller or OAC Seller that is a member of the lending syndicate formed in connection with the External Refinanced Debt) have any direct or indirect interest in the debt or equity capital of any Group Member other than its interest in such Shares;

(iv)	such Shares are fully paid or credited as fully paid; and

(v)

the Institutional Seller is entitled to sell and transfer (or procure the sale and transfer of) the full legal title to and beneficial ownership of such Shares to the Buyer on the terms and subject to the conditions of this Agreement.

(i)

Save in respect of any Encumbrances to be discharged on Completion, there is no Encumbrance on, over or affecting any of the Shares set out in Part 1 of Schedule 1 opposite the Institutional Seller’s name, nor is there any agreement, arrangement or commitment to create any such Encumbrance.

(j)

If the Institutional Seller is receiving Consideration Shares pursuant to this Agreement, the Institutional Seller: (i) acknowledges that the offering and issuance of the Consideration Shares is intended to be exempt from registration under the Securities Act and the Buyer’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties contained in this clause (h), (ii) acknowledges that it is acquiring the Consideration Shares solely for its own account and for investment purposes only and not with a view to any public resale, public distribution or other public offering thereof, in each case within the meaning of the Securities Act or any other applicable securities Laws, (iii) will not sell or otherwise dispose of any of the Consideration Shares except in compliance with the registration requirements under the Securities Act and any other applicable securities Laws or an applicable exemption from the registration requirements of the Securities Act and any other applicable securities Laws, (iv) acknowledges and agrees that the book-entry positions representing the Consideration Shares shall bear the Private Placement Legend, (v) has such knowledge, sophistication and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Buyer Common Stock and of making an informed investment decision, (vi) is able to bear the economic risk of holding the Consideration Shares for an indefinite period and is able to afford the complete loss of its investment in the Consideration Shares and has taken cognizance of all risk factors related to the purchase of the Consideration Shares, (vii) is an “accredited investor” (as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act), (viii) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Consideration Shares and (ix) is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of its advisors (including tax advisors), and not upon that of the Buyer or any of its advisors or Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

2	MANAGEMENT SHARE SELLER WARRANTIES

(a)

The Management Share Seller has the power and authority required to enter into this Agreement and each of the Transaction Documents to which they are a party and, subject to satisfaction of the Conditions, to perform fully their obligations under this Agreement and the Transaction Documents to which they are a party in accordance with their respective terms.

(b)

This Agreement and each of the Transaction Documents to be entered into by the Management Share Seller constitute (or will, when executed, constitute) valid and legally binding obligations of such Management Share Seller enforceable in accordance with their respective terms.

(c)	No Insolvency Event has occurred in relation to the Management Share Seller.

(d)

Save in respect of any Encumbrances to be discharged on Completion, there is no Encumbrance on, over or affecting any of the Securities set out in Part 2 of Schedule 1 opposite the Management Share Seller’s name, nor is there any agreement, arrangement or commitment to create any such Encumbrance.

(e)

The entry into, and the implementation of the transactions contemplated by, this Agreement and each of the Transaction Documents by the Management Share Seller will not: (i) result in a breach of, or give rise to a default under, any contract or other instrument to which the Management Share Seller is a party or by which they are bound; (ii) result in a breach of any Order, judgement or decree of any court or governmental agency to which the Management Share Seller is a party or is bound; or (iii) require the Management Share Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or any other person which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and which cannot be revoked (provided that this sub-paragraph (iii) shall not extend to those consents or approvals referred to in clause 4.1).

(f)	The Management Share Seller is the legal and beneficial owner of the Shares as set out in Part 2 of Schedule 1 opposite their name and:

(i)

such Shares constitute the whole of the Management Share Seller’s interest in the issued and allotted share capital of the Company and neither they nor any of their Connected Person have any direct or indirect interest in the debt or equity capital of any Group Member other than its interest in such Shares;

(ii)	such Shares are fully paid or credited as fully paid; and

(iii)

the Management Share Seller is entitled to sell and transfer (or procure the sale and transfer of) the full legal title to and beneficial ownership of such Shares to the Buyer on the terms and subject to the conditions of this Agreement.

3	MANAGEMENT BENEFICIAL INTEREST SELLER WARRANTIES

(a)

The Management Beneficial Interest Seller has the power and authority required to enter into this Agreement and each of the Transaction Documents to which they are a party and, subject to satisfaction of the Conditions, to perform fully their obligations under this Agreement and the Transaction Documents to which they are a party in accordance with their respective terms.

(b)

This Agreement and each of the Transaction Documents to be entered into by the Management Beneficial Interest Seller constitute (or will, when executed, constitute) valid and legally binding obligations of such Management Beneficial Interest Seller enforceable in accordance with their respective terms.

(c)	No Insolvency Event has occurred in relation to the Management Beneficial Interest Seller.

(d)

Save in respect of any Encumbrances to be discharged on Completion, there is no Encumbrance on, over or affecting any of the Securities set out in Part 3 of Schedule 1 opposite the Management Beneficial Interest Seller’s name, nor is there any agreement, arrangement or commitment to create any such Encumbrance.

(e)

The entry into, and the implementation of the transactions contemplated by, this Agreement and each of the Transaction Documents by the Management Beneficial Interest Seller will not: (i) result in a breach of, or give rise to a default under, any contract or other instrument to which such Management Beneficial Interest Seller is a party or by which they are bound; (ii) result in a breach of any Order, judgement or decree of any court or governmental agency to which such Management Beneficial Interest Seller is a party or by which they are bound; or (iii) require such Management Beneficial Interest Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or any other person which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and which cannot be revoked (provided that this sub-paragraph (iii) shall not extend to those consents or approvals referred to in clause 4.1).

(f)	The Management Beneficial Interest Seller is the sole beneficial owner of the Shares as set out in Part 3 of Schedule 1 opposite their name and:

(i)

such Shares constitute the whole of the Management Beneficial Interest Seller’s interest in the issued and allotted share capital of the Company and neither they nor any of their Connected Person have any direct or indirect interest in the debt or equity capital of any Group Member other than its interest in such Shares;

(ii)

the Management Beneficial Interest Seller is entitled to sell and transfer (or procure the sale and transfer of) the full beneficial interest in such Shares to the Buyer on the terms and subject to the conditions of this Agreement; and

(iii)

the Management Beneficial Interest Seller has appointed (or procured the appointment of) the Trustee Seller to hold the legal title to such Shares as their nominee, and hereby irrevocably directs the Trustee Seller to sell and transfer the legal title to such Shares to the Buyer on the terms and subject to the conditions of this Agreement.

4	TRUSTEE SELLER WARRANTIES

(a)	The Trustee Seller is validly incorporated or organised (as applicable), in existence and duly registered under the Laws of its country of incorporation or organisation.

(b)

The Trustee Seller has the power and authority required, and has obtained or satisfied all corporate or regulatory approvals or other conditions necessary, to enter into this Agreement and each of the Transaction Documents to which it is a party and, subject to satisfaction of the Conditions, to perform fully its obligations under this Agreement and the Transaction Documents to which it is a party in accordance with their respective terms.

(c)

The entry into, and the implementation of the transactions contemplated by, this Agreement and each of the Transaction Documents by the Trustee Seller will not: (i) result in a violation or breach of any provision of the memorandum and articles of association or equivalent constitutional documents of the Trustee Seller; (ii) result in a breach of, or give rise to a default under, any contract or other instrument to which the Trustee Seller is a party or by which it is bound; (iii) result in a breach of any Order, judgement or decree of any court or governmental agency to which the Trustee Seller is a party or is bound; or (iv) so far as the Trustee Seller is aware, require the Trustee Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or any other person which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and which cannot be revoked (provided that this sub-paragraph (iv) shall not extend to those consents or approvals referred to in clause 4.1).

(d)

This Agreement and each of the Transaction Documents to be entered into by the Trustee Seller constitute (or will, when executed, constitute) valid and legally binding obligations of the Trustee Seller enforceable in accordance with their respective terms.

(e)	No Insolvency Event has occurred in relation to the Trustee Seller.

(f)

The Trustee Seller is the sole legal owner of the Shares as set out in Part 3 of Schedule 1 and the sole legal and beneficial owner of the Shares as set out in Part 4 of Schedule 1 opposite its name and:

(i)

such Shares constitute the whole of the Trustee Seller’s interest in the issued and allotted share capital of the Company and neither it nor its Connected Person have any direct or indirect interest in the debt or equity capital of any Group Member other than its interest in such Shares;

(ii)	such Shares are fully paid or credited as fully paid; and

(iii)

the Trustee Seller is entitled to sell and transfer (or procure the sale and transfer of) the full legal title to (in the case of the Shares set out in Part 3 of Schedule 1) or the full legal title to and beneficial interest in (in the case of the Shares set out in Part 4 of Schedule 1) such Shares to the Buyer on the terms and subject to the conditions of this Agreement without the consent of any third party.

5	BUYER WARRANTIES

(a)

The Buyer is duly organized and validly existing under the Laws of the State of Delaware. The Buyer has all necessary corporate powers and authority to carry on its business as presently conducted, except as would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has the power and authority required, and has obtained or satisfied all corporate or regulatory approvals or other conditions necessary, to enter into this Agreement and each of the Transaction Documents and, subject to satisfaction of the Conditions, to perform fully its obligations under this Agreement and the Transaction Documents in accordance with their respective terms.

(b)	The entry into, and the implementation of the transactions contemplated by, this Agreement and each of the Transaction Documents by the Buyer will not:

(i)	result in a violation or breach of any provision of the certificate of incorporation, bylaws or equivalent constitutional documents of the Buyer; or

(ii)

result in a violation or breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which it is bound, in each case except as would not reasonably be expected to have a Buyer Material Adverse Effect;

(iii)	result in a breach of any Order, judgement or decree of any court or governmental agency to which the Buyer is a party or is bound; or

(iv)	require the vote or consent of the holder of any class or series of the Buyer Securities.

(c)

This Agreement and each of the Transaction Documents to be entered into by the Buyer constitute valid and legally binding obligations of the Buyer enforceable in accordance with their respective terms.

(d)

The authorised capital stock of the Buyer consists of 150,000,000 shares of Buyer Common Stock and 50,000,000 shares of Buyer Preferred Stock. As of 5:00 p.m., Los Angeles Time, on June 18, 2026 there were 50,227,534 shares of Buyer Common Stock and no shares of Buyer Preferred Stock outstanding. All outstanding shares of Buyer Common Stock have been duly authorised, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to any provision of applicable Laws or contract to which the Buyer is a party or otherwise bound.

As of 5:00 p.m., Los Angeles Time on June 18, 2026, (i) 2,069,201 shares of Buyer Common Stock were reserved for issuance under Buyer’s equity incentive plans and (ii) 1,360,584 shares of Buyer Common Stock were reserved for issuance in respect of Buyer’s Employee Stock Purchase Plan. In addition (i) there were 629,007 unvested restricted shares of Buyer Common Stock, and (ii) there were 1,244,028 shares of Buyer Common Stock subject to outstanding unvested restricted stock unit awards (assuming, if applicable, satisfaction of any performance vesting conditions at target levels), and (i) there were no options outstanding and no outstanding warrants to purchase shares of Buyer Common Stock. Except as set forth above, as of 5:00 p.m., Los Angeles Time on June 18, 2026, there were (I) no outstanding shares of capital stock of, or other equity or voting interest in, the Buyer; (II) no outstanding securities of the Buyer convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Buyer; (III) no outstanding options, warrants or other rights or binding arrangements to acquire from the Buyer, or that obligate the Buyer to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Buyer; (IV) no obligations of the Buyer to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Buyer; (V) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, including that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Buyer (the items in clauses (I), (II), (III), (IV) and (V), collectively with the Buyer Common Stock and Buyer Preferred Stock, the “Buyer Securities”); (VI) no voting trusts, proxies or similar arrangements or understandings to which the Buyer is a party or by which the Buyer is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Buyer; and (VII) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Buyer to which the Buyer is a party or by which it is bound. The Buyer is not a party to any contract that obligates it to repurchase, redeem or otherwise acquire any Buyer Securities.

(e)

The shares of Buyer Common Stock issuable to the Institutional Sellers as Consideration Shares pursuant to this Agreement have been duly authorised and, if issued and delivered to the Sellers at Completion in accordance with the terms of this Agreement, will have been validly issued, will be fully paid and non-assessable and free and clear of all Encumbrances (other than those arising under applicable securities Laws), and the issuance thereof will not be subject to any preemptive rights, rights of first refusal or similar rights. The Consideration Shares will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and may not be offered, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act and any other applicable securities Laws or an applicable exemption from the registration requirements of the Securities Act and any other applicable securities Laws. The Consideration Shares shall bear the Private Placement Legend. The issuance of the Consideration Shares hereunder does not require the vote or approval of the stockholders of the Buyer under (i) the rules of the NYSE, (ii) the certificate of incorporation, bylaws or equivalent constitutional documents of the Buyer or (iii) applicable Law.

(f)

Assuming the accuracy of the representations and warranties of the Sellers in clauses 1(h), 2(g), 3(g) and 4(g) of this Schedule 3, no registration under the Securities Act is required for the issuance and delivery of the Consideration Shares hereunder. The issuance and delivery of the Consideration Shares hereunder does not contravene the applicable listing and corporate governance rules and regulations of the NYSE.

(g)	No Insolvency Event has occurred in relation to the Buyer.

(h)

The Buyer will have, at all times on and from the date of this Agreement to and including Completion, (x) freely available, unrestricted cash on hand, and/or (y) external debt financing under the Buyer’s existing revolving facility agreement which is unconditionally available for drawdown (other than with respect to customary conditions to drawdown which are within the Buyer’s sole control), which is, in aggregate, sufficient to enable the Buyer to perform its obligations hereunder, complete the Transaction and the other transactions contemplated by this Agreement and each other Transaction Document, including payment of the Consideration and repayment or prepayment of the External Refinanced Debt in accordance with the payment and repayment details set out in the Repayment Schedule.

(i)

Except as would not reasonably be expected to have a Buyer Material Adverse Effect, neither the Buyer nor any of its Subsidiaries or Affiliates, nor, to the best of their knowledge, any of their respective directors, officers, employees, agents, or representatives:

(i)	is, or is directly or indirectly owned or controlled by, a Restricted Party;

(ii)	has violated or is in violation of any Sanctions, or has engaged or is engaging in any conduct which could result in it being designated as a Restricted Party by any Sanctions Authority;

(iii)

has received notice of or is otherwise aware of any claim, action, suit, proceeding, investigation, or other inquiry with respect to compliance with or potential liability with respect to any Sanctions; or

(iv)	is engaged or has been engaged in any dealings, directly or indirectly, with a Restricted Party.

(j)

Except as would not reasonably be expected to have a Buyer Material Adverse Effect, neither the Buyer nor any of its Subsidiaries, nor, to the best of their knowledge, any of their respective directors, officers, employees, Affiliates agents or other persons acting on their behalf, directly or indirectly, has:

(i)

violated or is in violation of any applicable anti-corruption or anti-bribery law, including the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the UK Bribery Act 2010, as applicable, (“ABC Laws”); or

(ii)

made, offered to make, promised to make or authorised the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any private person or to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable law or regulation or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”); or

(iii)

been subject to any claim, action, suit, proceeding, investigation, or other inquiry by or before any governmental entity with regard to any actual or alleged Prohibited Payment or any actual or alleged violation of any ABC Law.

(k)

The Buyer’s operations and those of its Subsidiaries are and have been conducted at all times in material compliance with all anti-money laundering laws and all financial record keeping and reporting requirements, rules, regulations and guidelines applicable to the Buyer and its Subsidiaries (collectively, “Money Laundering Laws”).

(l)

To the knowledge of the Buyer, the funds that the Buyer will use for the purchase of the Shares do not derive from criminal activity or from any transaction with or action involving a target of economic or financial sanctions or trade embargoes administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, and His Majesty’s Treasury.

(m)

The business conducted by the Buyer and each of its subsidiaries is being operated in all material respects in compliance with all Laws applicable to the operation of such business. The Buyer is, and since May 1, 2024 (the “Applicable Date”) has, maintained compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and any other applicable securities exchange on which the Buyer Common Stock is or has been listed (and has not received any written notice asserting any non-compliance with the listing requirements thereof).

(n)

Since the Applicable Date, the Buyer has filed all reports, schedules, forms and documents with the SEC required to be filed by it pursuant to applicable Laws (collectively, the “Buyer SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the

Exchange Act (as the case may be) as in effect on the date such Buyer SEC Document was filed; and (ii) as of its filing date (or, if amended or superseded by a filing, then on the date of such filing) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Buyer SEC Documents filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Buyer SEC Document; and (B) in the case of Buyer SEC Documents filed after the date of this Agreement that are amended or superseded prior to the Completion, by the filing of the applicable amending or superseding Buyer SEC Document. There are no unresolved comments issued by the staff of the SEC with respect to any Buyer SEC Documents. None of the Subsidiaries of the Buyer is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. As used in this clause 5(n), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(o)

The Buyer’s “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) are sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) that receipts and expenditures are executed only in accordance with the authorisation of management and directors of the Company and (iii) regarding prevention or timely detection of the unauthorised acquisition, use or disposition of the Buyer’s assets that could have a material effect on the Buyer’s financial statements.

(p)

The Buyer maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 or 15d-15. The Buyer’s system of disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(q)

Since the Applicable Date, each Buyer SEC Document has been accompanied by the certifications required to be filed or submitted by the Buyer’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Buyer nor any executive officer of the Buyer has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Buyer SEC Documents filed prior to the date of this Agreement.

(r)

The Buyer’s management has completed an assessment of the effectiveness of the Buyer’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended April 30, 2026, and such assessment concluded that such controls were effective and the Buyer’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Buyer maintained effective internal control over financial reporting as of April 30, 2026. Since April 30, 2026, neither the Buyer nor the Buyer’s independent registered accountant has identified or been made aware of any: (i) “significant deficiency” in the internal controls over financial reporting of the Buyer, (ii) “material weakness” in the internal controls over financial reporting of the Buyer or (iii) fraud, whether or not material, that involves management or other employees of the Buyer who have a significant role in the internal controls over financial reporting of the Buyer.

(s)

The consolidated financial statements (including all related notes and schedules) (the “Buyer Financial Statements”) included in the Buyer SEC Documents: (i) were prepared in accordance with GAAP (except as may be indicated in the notes to the Buyer Financial Statements or, in the case of unaudited financial statements, as indicated in and permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (ii) fairly present in all material respects the consolidated financial position of the Buyer as of the respective dates thereof and the consolidated results of operations and cash flows of the Buyer for the periods covered thereby.

SCHEDULE 4

PERMITTED LEAKAGE

(a)

Any matters constituting Notified Leakage and, in the case of each item, up to the amount specified in the relevant notice delivered by the Majority Seller to the Buyer in respect of the Notified Leakage (together with any Tax or amount in respect of Tax payable by a Group Member in connection with such matters);

(b)	any Leakage to the extent refunded or otherwise made good to the Buyer or the Group prior to Completion without cost or liability, directly or indirectly, to the Buyer or the Group;

(c)	any amounts for which a specific and identifiable provision has been made in the Locked Box Accounts and/or listed as a deduction in the EV to Equity Bridge;

(d)

any payments made or to be made by or on behalf of any Group Member in respect of costs (or Tax related payments) reasonably and properly incurred by a Seller or any member of the Majority Seller’s Group on behalf and for the benefit of the Group in the ordinary course of business consistent with past practice prior to the Locked Box Date, which are charged or recharged to (and paid or accrued by) the Group (including any irrecoverable VAT);

(e)	the Loan Note Capitalisation, the Loan Note Post-Locked Box Accrual and the Preferred Share Post-Locked Box Accrual;

(f)

any management, monitoring or service fees, costs or expenses incurred or to be incurred or paid to any member of the Majority Seller’s Group consistent with past practice in respect of the period from (and including) the Locked Box Date to (and including) Completion, not exceeding an aggregate amount of GBP 450,000 (exclusive of VAT thereon);

(g)	any payment or accrual of the Transaction Bonuses, any Transaction Bonus Employer Tax, the Retention Bonuses and any Retention Bonus Employer Tax;

(h)	any payment or accrual of the EBT Bonuses, any EBT Bonuses Employer Tax, the Legacy EBT Bonuses and any Legacy EBT Bonuses Employer Tax;

(i)

the fees payable to the Trustee Seller and their counsel/advisors in the ordinary course of its services to the Group consistent with past practice or in respect of its services, costs and expenses in connection with the Transaction, not exceeding an aggregate amount of GBP 60,000 (exclusive of VAT thereon);

(j)

any payments to any of the Management Sellers, in their capacity as a director, employee or consultant by way of directors’ fees or benefits, employee remuneration or benefits (including employee incentive arrangements and bonus schemes), consultants’ fees, or directors’, employees’ or consultants’ expenses, in each case properly paid in the ordinary course of business consistent with past practice in accordance with the terms of their employment, appointment or consultancy as in place as at the Locked Box Date (together with any related Employer Taxes);

(k)

any payments in the ordinary course consistent with past practice to directors and/or managers appointed by the Majority Seller or any member of the Majority Seller’s Group in respect of the period from (and including) the Locked Box Date to (and including) Completion, not exceeding an aggregate amount of GBP 400,000 (exclusive of VAT thereon and any related Employer Taxes);

(l)

the continuance or renewal of any directors’ and officers’ insurance policy, including the purchase of a six-year run-off directors’ and officers’ liability insurance policy pursuant to clause 7.2, not exceeding an aggregate amount of GBP 150,000 (exclusive of VAT thereon and any insurance premium tax (or equivalent in any jurisdiction) arising in connection therewith);

(m)

any payment made or to be made or liability, cost or expense incurred or to be incurred (including any irrecoverable VAT) in connection with: (i) the preparation of any notifications, filings or other material documentation prior to their submission to any relevant regulatory authority pursuant to this Agreement or any other Transaction Document by or on behalf of any Group Member; (ii) complying with each Seller’s co-operation obligations under clause 4.5 and any assistance provided to the Buyer or its Affiliates in connection with the satisfaction of the Conditions; and (iii) in respect of advising on and obtaining any consents, advice and/or other approvals in connection with the Transaction;

(n)

all fees, costs and expenses (including any irrecoverable VAT) of advisors appointed in connection with the Transaction that have accrued or been incurred by a member of the Group, not exceeding an aggregate amount equal to the Transaction Costs Amount; and

(o)	any agreement or arrangement made or entered into by a Group Member to do or give effect to any matter referred to in (a) to (n) above.

SCHEDULE 5

DEFINITIONS AND INTERPRETATION

1	INTERPRETATION

In this Agreement unless otherwise specified:

(a)

references to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, limited partnership or limited liability partnership wherever and however incorporated or established;

(b)	references to the “Parties” mean the parties to this Agreement and includes their successors in title, personal representatives and permitted assigns;

(c)

references to a document in the “agreed form” are to that document in the form agreed to by or on behalf of the Institutional Sellers, the Management Sellers’ Representative and the Buyer (either initialed by or on behalf of each Party or specifically and expressly agreed by exchange of emails between the Buyer’s Solicitors and the Sellers’ Solicitors to be the agreed form document for the purposes of this Agreement);

(d)

the ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(e)	references to the singular include the plural and vice versa;

(f)	references to a clause or Schedule are to a clause or schedule of this Agreement, and references to this Agreement include the Schedules;

(g)	the headings in this Agreement do not affect its construction or interpretation;

(h)

references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment, re-enactment or subordinate legislation is made after the date of this Agreement and would extend or increase the liability of any Party under this Agreement;

(i)	except as expressly stated otherwise in this Agreement, references to the time of day are to London (UK) time;

(j)

a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

(k)	“£” and “GBP” means pounds sterling, being the lawful currency for the time being of the United Kingdom;

(l)	a reference to a document is a reference to that document as amended or modified from time to time in writing in accordance with its terms;

(m)	the word “material” shall mean material in the context of the financial position of the Group as a whole;

(n)

the expression “procure” where used in the context of an obligation on: (i) an Institutional Seller to “procure” a certain outcome, shall mean (and is limited to) the Institutional Seller undertaking to exercise its voting rights and to use the powers vested in it from time to time as a holder of Shares to ensure compliance with that obligation in so far as it is reasonably and lawfully able to do so; and (ii) a Management Seller to “procure” a certain outcome shall mean (and is limited to) that Management Seller undertaking to exercise their voting rights and to use the powers vested in them from time to time as a holder of Shares or otherwise as a director, officer or employee in or of the relevant entity to ensure compliance with that obligation so far as they are reasonably and lawfully able to do so (taking into account any applicable fiduciary duties of the relevant person);

(o)	references to the phrase “to the extent that” are a matter of degree and not synonymous with “if”; and

(p)

all warranties, indemnities, covenants, agreements, obligations and undertakings given or entered into by more than one Seller are, unless otherwise stated, given or entered into severally and not jointly and severally and accordingly the liability of each Seller in respect of any breach of any such warranty, indemnity, covenant, agreement, obligation or undertaking shall extend only to any loss or damage arising from its own breach.

2	In this Agreement the following terms have the following meanings:

“ABC Laws”	has the meaning given in clause 5(j)(i) of Schedule 3;

“Actual Completion Stock Price”	the volume-weighted average closing sale price of a share of Buyer Common Stock stated in US Dollars (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Buyer, acting reasonably) on the NYSE for the 20 consecutive full trading days (in which such shares are traded on the NYSE) ending at the closing of trading on the full trading day immediately preceding the date of delivery of the Completion Schedule in accordance with this Agreement;

“Additional Financial Arrangements”

means the arrangements to which a Group Member is party or subject pursuant to the following agreements:

(a)   a multi-currency overdraft facility made available by HSBC UK Bank plc to Auxey Bidco Limited;

(b)  a combined credit facility made available by HSBC India to Flexability HR Solutions Private Ltd;

(c)   a corporate credit card facility made available by HSBC India to Flexability HR Solutions Private Ltd;

(d)  a guarantee issued by HSBC UK Bank plc (ref PEBRL0400577);

(e)   a guarantee issued by HSBC UK Bank plc (ref PEBUKA001211);

(f)   a cross-currency interest rate swap (ref 8113307L) entered into between Auxey Bidco Limited and HSBC Bank plc on 24 April 2025 under the ISDA master agreement dated 9 August 2023 between HSBC Bank plc and Auxey Bidco Limited; and

(g)   a cross-currency interest rate swap (ref 8720668L) entered into between Auxey Bidco Limited and HSBC Bank plc on 18 December 2025 under the ISDA master agreement dated 9 August 2023 between HSBC Bank plc and Auxey Bidco Limited;

“Affiliate”

in respect of:

(a)   the Majority Seller and the OAC Seller: each person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with them (or any one of them), OMERS Private Equity Inc. and/or OMERS Private Capital LP, excluding any portfolio company which is controlled by OCP Trust, Kingston Infrastructure Trust and/or managed by OMERS Private Equity Inc. and/or OMERS Private Capital LP;

(b)  the Minority Seller: each person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with them (or any one of them), excluding any portfolio company which is controlled by any fund that is managed or advised by New Mountain Capital, L.L.C. and/or any of its affiliates; and

(c)   any person other than the Majority Seller, the Minority Seller and the OAC Seller, each other person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person;

“Allocated Cash Amount”	in respect of each Seller: (i) their Allocated Consideration Amount; less (ii) their Allocated Notified Leakage Amount; less (iii) in respect of the Institutional Sellers only, an amount equal to their Consideration Shares Signing Value (as converted to GBP from U.S. Dollars using the FX Rate as of the date of this Agreement), in each case as set out in the Completion Schedule;

“Allocated Consideration Amount”	in respect of each Seller, the portion of the Consideration (prior to deduction of any Notified Leakage) allocated to such Seller in accordance with clause 3.2, as set out in the Completion Schedule;

“Allocated Notified Leakage Amount”	in respect of each Seller: (i) the amount of Notified Leakage that has been (or is treated under clause 3.13 as having been) received by or paid to, for the benefit of or on behalf of that Seller or any Connected Person of that Seller; plus (ii) in respect of any Notified Leakage that cannot reasonably be attributed to any particular Seller or is for the benefit of all Sellers, their Relevant Proportion of such Notified Leakage, as set out in the Completion Schedule;

“Appointing Party”	has the meaning given in clause 14.24;

“Automatic Shelf Registration Statement”	has the meaning given in clause 5.11;

“Bank Break Fee Amount”	means the break fees which becomes payable by a Group Member to any lender under the External Refinanced Debt Documents upon repayment of the External Refinanced Debt Amount on Completion;

“Business Day”	any day other than a Saturday or Sunday on which banks are normally open for general banking business in London, Toronto, Luxembourg City, St Helier and New York;

“Buyer Claim”	any claim, proceeding, suit or action against the Buyer in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever arising under or pursuant to this Agreement;

“Buyer Common Stock”	the common stock of Buyer, having a par value $0.01 per share;

“Buyer Financial Statements”	has the meaning given in clause 5(s) of Schedule 3;

“Buyer Material Adverse Effect”	a change, event or development (any such item, an “Effect”), that, considered together with all other Effects, is materially adverse to (a) the results of operations or financial condition of the Buyer and its Subsidiaries taken as a whole or (b) the ability of the Buyer to consummate the transactions contemplated hereby, including the Completion; provided, however, that, for purposes of clause (a) only, the following Effects shall not be deemed to constitute a Buyer Material Adverse Effect: (i) general business or economic conditions, including changes in (A) financial or credit market conditions anywhere in the world, (B) interest rates or currency exchange rates or (C) rates of taxes or tariffs; (ii) conditions generally affecting any of the industries in which the Buyer or any of its Subsidiaries operates; (iii) acts of God or other calamities, natural disasters, earthquakes, hurricanes, floods, tornadoes, typhoons, storms, adverse weather conditions, fires, epidemics, disease outbreak or pandemics (including, for the avoidance of doubt, any Effect arising in connection with or resulting from, directly or indirectly, COVID-19), public health emergencies, widespread occurrences of infectious diseases or other acts of nature, calamities or any other extraordinary or unusual event that is outside of the control of the Buyer or any of its Subsidiaries, the Sellers or any of their respective Affiliates, national or international political or social actions or conditions, including the outcome of any election or the engagement by any country or foreign organization in hostilities (or the escalation or continuation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in Law or in GAAP or interpretations thereof; or (v) failure of the Buyer or any of its Subsidiaries to meet sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any change, event or development underlying such failure may be taken into account if not otherwise excluded under the other subclauses of this definition);

“Buyer Preferred Stock”	the preferred stock of Buyer, having a par value $0.01 per share;

“Buyer SEC Documents”	has the meaning given in clause 5(n) of Schedule 3;

“Buyer Securities”	has the meaning given in clause 5(d) of Schedule 3;

“Buyer’s Group”	the Buyer and each person directly or indirectly Controlled by the Buyer, particulars of which are contained in the List of Buyer’s Group Members, (including, with effect from Completion, each Group Member) and “Buyer’s Group Member” shall be construed accordingly;

“Buyer’s Solicitors”	Goodwin Procter (UK) LLP of 10-15 Newgate St, London EC1A 7AZ;

“Category 1 Management Seller”	those Management Share Sellers and/or Management Beneficial Interest Sellers, as applicable, indicated as a Category 1 Management Seller in Schedule 1, acting through their attorney appointed pursuant to a power of attorney granted in the Existing Shareholders’ Agreement;

“Category 2 Management Seller”	those Management Share Sellers and/or Management Beneficial Interest Sellers, as applicable, indicated as a Category 2 Management Seller in Schedule 1, acting through their attorney appointed pursuant to individual powers of attorney dated on or around the date of this Agreement;

“Category 3 Management Seller”	those Management Share Sellers and/or Management Beneficial Interest Sellers, as applicable, indicated as a Category 3 Management Seller in Schedule 1, acting through their attorney appointed pursuant to a power of attorney granted in such Category 3 Management Seller’s individual equity incentive plan documentation;

“Claim”	means any claim, proceeding, suit or action against a Party in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever arising under or pursuant to this Agreement;

“Company”	Auxey Holdco Limited company incorporated in Jersey (registered number 126348), whose registered office is at 44 Esplanade, St Helier, Jersey, JE4 9WG;

“Code”	the Internal Revenue Code of the United States of America;

“Company’s Account”	the bank account of the Company (or such other Group Member(s) as may be designated by the Majority Seller), the details of which will be set out in the Completion Schedule

“Completion”	completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date”	the date on which Completion occurs;

“Completion Deferral Notice”	has the meaning given in clause 6.1;

“Completion Schedule”	has the meaning given in clause 5.19;

“Completion Stock Price”	the Actual Completion Stock Price or (i) if the Actual Completion Stock Price is greater than 115 per cent of the Signing Stock Price, such price of a share of Buyer Common Stock as is equal to 115 per cent of the Signing Stock Price and (ii) if the Actual Completion Stock Price is less than 85 per cent of the Signing Stock Price, such price of a share of Buyer Common Stock as is equal to 85 per cent of the Signing Stock Price;

“Conditions”	the conditions precedent to Completion set out in clause 4.1;

“Confidential Information”	has the meaning given in clause 10.1;

“Connected Person”

in relation to an Institutional Seller, a member of the Institutional Seller’s Group, and in relation to any other Seller who is an individual:

(a)   any member of that individual’s Connected Person’s Family;

(b)  any trust established by or for the benefit of that individual or a member of that individual’s Connected Person’s Family;

(c)   any undertaking (other than a Group Member) over which that individual or a member of that individual’s Connected Person’s Family is able to exercise or control the exercise of a majority of the votes able to be cast at general meetings, or to appoint or remove directors holding a majority of voting rights at board meetings, in each case on all, or substantially all, matters;

(d)  any undertaking (other than a Group Member) whose directors are accustomed to act in accordance with the directions or instructions of that individual or a member of that individual’s Connected Person’s Family;

(e)   any undertaking (other than a Group Member) of which that individual or a member of that individual’s Connected Person’s Family is a director;

(f)   any partnership or undertaking (other than a Group Member) in which that individual or a member of that individual’s Connected Person’s Family has a direct or indirect economic interest; and

any nominee, trustee or agent or any other person acting on behalf of any person referred to in this definition;

“Connected Person’s Family”	in relation to an individual, the spouse or civil partner, parents and siblings (including step-siblings and half-siblings) and direct descendants of such individual and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings) and direct descendants;

“Consideration”	has the meaning given in clause 3.1;

“Consideration Shares”	shares of Buyer Common Stock to be issued pursuant to clause 3.3(d);

“Consideration Shares Allocation”	in respect of each Institutional Seller, such number of Consideration Shares equal to the number of Consideration Shares as is set out against their name in Schedule 1 as adjusted pursuant to clauses 3.4, 3.5 and 3.6;

“Consideration Shares Signing Value”	in relation to each Institutional Seller, the sum of the number of Consideration Shares as is set out against their name in Schedule 1 multiplied by the Signing Stock Price stated in US Dollars;

“Control”

with respect to a person:

(a)   ownership of more than 50% of the voting securities of such person;

(b)  the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such person; or

(c)   acting as general partner, managing member or the entity in charge of the management of such person (including through an investment manager or investment advisor arrangement),

and the terms “Controls” and “Controlled” shall be construed accordingly;

“D1 Shares”	the D1 ordinary shares of £0.001 each in the capital of the Company;

“D2 Shares”	the D2 ordinary shares of £0.001 each in the capital of the Company;

“Data Room”	the Project Maple online data room hosted by Datasite, as at 11:40:30 AM CDT on 26 June 2026;

“Deeds of Release”	means, in respect of each of the External Refinanced Debt, a global deed of release providing for the irrevocable and automatic release and discharge (on customary terms) of, all Encumbrances, guarantees or any other credit support granted by any Group Members in respect of the relevant External Refinanced Debt upon receipt of the External Refinanced Debt Amount and the return to the Group Members of any collateral documents, in form and substance reasonably satisfactory to the Buyer;

“Deferred Completion Date”	has the meaning given in clause 6.1;

“Disclosed”	fairly disclosed in such a manner as to enable the relevant Seller to make a reasonably informed assessment of the nature and scope of the fact, matter or circumstance concerned;

“Disclosure Letter”	has the meaning given to it in the Management Warranty Deed;

“Draft Completion Schedule”	means a draft of the Completion Schedule delivered by the Majority Seller to the Buyer on or before the date of this Agreement;

“E Shares”	the E ordinary shares of £0.10 each in the capital of the Company;

“EBT Bonuses”	the cash bonuses to be paid to selected employees of the Group (and beneficiaries of the EBT) funded by the surplus assets of the EBT, as recommended by the Company to the Trustee Seller, and as set out in the Completion Schedule;

“EBT Bonuses Amount”	the aggregate amount of the EBT Bonuses (prior to any deductions or withholding in respect of Tax) as set out in the Completion Schedule;

“EBT Bonuses Employer Tax”	any Employer Taxes which are payable in respect of the EBT Bonuses and not collected by way of deduction or withholding from the EBT Bonuses;

“EBT Bonuses Employer Tax Amount”	the aggregate amount of the EBT Bonuses Employer Tax as set out in the Completion Schedule;

“EBT Loans”	the loans advanced by the Company and Alexander Mann Solutions Limited (as lenders) to the Trustee Seller (formerly known as Estera Trust (Jersey) Limited) (as borrower) pursuant to loan agreement(s) dated 14 February 2019, 28 February 2020 and 3 March 2020 respectively, in connection with the operation of the Auxey Equity Plan Employee Trust;

“EBT Loans Amount”	the aggregate amounts owed by the Trustee Seller to the Company and Alexander Mann Solutions Limited as at Completion in connection with the EBT Loans, as set out in the Completion Schedule;

“EDGAR”	the SEC’s Electronic Data Gathering, Analysis and Retrieval System;

“Employer Taxes”	any employer’s social security contributions, national insurance contributions and apprenticeship levies and/or any other social security contributions or levies (or any equivalent or replacement liabilities in any relevant jurisdiction, including in the United States any required medicare contributions);

“Encumbrance”	any charge, mortgage, lien, pledge, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or security interest or an agreement, arrangement or obligation to create any of the foregoing;

“EV to Equity Bridge”	means the excel file titled “Project MAPLE – Agreed Form EV to EqV Bridge”, in the agreed form exchanged between solicitors acting for the Majority Seller and solicitors acting for the Buyer at 15:42 and 27 June 2026;

“Exchange Act”	the U.S. Securities Exchange Act of 1934, as amended;

“Existing Shareholders’ Agreement”	the shareholders’ agreement relating to the Company, originally dated 15 June 2018, as amended on 30 September 2024;

“External Refinanced Debt”	means the financial indebtedness and any other amounts outstanding under the External Refinanced Debt Documents;

“External Refinanced Debt Amount”	means the amount required to discharge all amounts owed by any Group Member (including, without limitation, all amounts of principal, interest, fees (including any early repayment, redemption or other penalties due as a result of the repayment of such amount at Completion or the termination of any interest hedging arrangements), expenses, costs (including any break costs and other charges in respect of any amounts outstanding under or in connection with the External Refinanced Debt) and any additional amounts in respect of withholding taxes (if applicable) under the External Refinanced Debt on Completion (inclusive of any prepayment or break costs and any advisors’ fees);

“External Refinanced Debt Documents”

means:

(a)   the senior facilities agreement originally dated 14 June 2018 (as amended and/or restated from time to time) between, among others, Auxey Bidco Limited as company, HSBC Bank plc as agent and HSBC Corporate Trustee Company (UK) Limited as security agent;

(b)  the receivables financing agreement originally dated 14 December 2018 (as amended and/or restated from time to time) between, among others, Alexander Mann Solutions Limited as the original client and HSBC Invoice Financing (UK) Limited as agent and security agent; and

(c)   the receivables purchase agreement originally dated 9 January 2017 and inclusive of the standard terms and conditions made a part thereof (as amended, amended and restated, supplemented and/or otherwise modified from time to time) between, among others, Alexander Mann Solutions Corporation as the client and HSBC Bank USA N.A.;

“FINRA”	the Financial Industry Regulatory Authority;

“FX Rate”	the average rate of exchange to GBP from any currency (including U.S. Dollars) for the period of 20 Business Days ending on the second Business Day immediately prior to applicable measurement date, as published by the Bank of England for each such Business Day;

“GAAP”	the accounting principles that are generally accepted in the United States of America, in effect from time to time.

“Governmental Entity”	in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any regulatory, quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”	the Company and each person directly or indirectly Controlled by the Company, particulars of which are contained in the List of Group Members, and “Group Member” shall be construed accordingly;

“Incentive Payments”	the EBT Bonuses, the Legacy EBT Bonuses, the Transaction Bonuses and the Retention Bonuses;

“Insolvency Event”

means:

(a)   in relation to any person (other than an individual):

(i)  it is insolvent or unable to pay its debts or fails or admits in writing its inability to pay its debts as they become due;

(ii)  by reason of actual or anticipated financial difficulties, it begins any negotiations with any creditor for the rescheduling of any of its indebtedness;

(iii)   any step is taken to initiate any process by or under which the ability of its creditors to take action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part 1A of the Insolvency Act 1986;

(iv) it makes or has made any composition, compromise, assignment or arrangement with any of its creditors;

(v)   any step is taken, resolution passed or order made for its winding-up, dissolution, liquidation or appointment of an administrator including the filing of a notice of intention to appoint an administrator;

(vi) it has appointed to it any provisional liquidator, liquidator, receiver, administrator, administrative receiver, compulsory manager, monitor or other similar officer in respect of it or any of its assets;

(vii)  it has any distress, execution or other process commenced, levied or enforced upon it, or any creditor or encumbrancer has taken possession or control of it, or any of its goods or assets; or

(viii)  any analogous procedure or step is taken in any jurisdiction;

(b)  in respect of an individual:

(i)  a bankruptcy petition presented against them or being declared bankrupt;

(ii)  being served with statutory demand, or being unable to pay their debts within the meaning of the Insolvency Act 1986;

(iii)   entering into, or having proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); or

(iv) being the subject of any other event analogous to the foregoing in any jurisdiction.

“Institutional Seller Related Person”	has the meaning given in clause 13(a);

“Institutional Seller’s Group”	in respect of each Institutional Seller, such Institutional Seller and its Affiliates, and “member of the Institutional Seller’s Group” shall be construed accordingly;

“Law”	any domestic or foreign law, statute, regulation, rule (including rules of common law), code, Orders, executive order, ordinance or other legally enforceable action or requirement enacted, adopted or promulgated by any Governmental Entity;

“Leakage”

any of the following which occurs after (and exclusive of) the Locked Box Date and on or prior to the time of Completion on the Completion Date:

(a)   any dividend (in cash or kind) or bonus issue or distribution of profits, capital, income, reserve or assets declared, or any payments in lieu of any kind of dividend or distribution, paid or made (whether actual or deemed) by a Group Member to or for the benefit of a Seller or a Connected Person of a Seller;

(b)  any payment or accrual of any amount, including any consultancy, advisory, management, monitoring, service or other fees, or the value of any liabilities assumed, indemnified, guaranteed, secured or incurred, or Encumbrance created, in each case, by a Group Member for the benefit of a Seller or a Connected Person of a Seller;

(c)   any payment in respect of the redemption, purchase or repayment of any share or loan capital or other securities issued by any Group Member or any return of capital (in each case whether by reduction of capital or otherwise and whether in cash or kind) to a Seller or a Connected Person of a Seller;

(d)  the value of any waiver, release, forgiveness or discount by any Group Member of any amount or obligation owed to that Group Member by a Seller or a Connected Person of a Seller or any amendment in favour of a Seller to the amount or timing of interest, principal or fees in respect of the Loan Notes or Preferred Ordinary Shares;

(e)   the purchase by any Group Member from the Seller or a Connected Person of a Seller of any assets to the extent the purchase price is above fair market value;

(f)   the transfer by any Group Member to the Seller or a Connected Person of a Seller of any assets to the extent the purchase price is below fair market value;

(g)   any payment or accrual by any Group Member of any fees, costs or expenses of any professional adviser to any person in connection with the Transaction;

(h)  the payment by any Group Member of any bonuses to employees, officers or workers of any Group Member in connection with the preparation, negotiation or consummation of the Transaction;

(i)  any agreement or arrangement made or entered into by a Group Member to do or give effect to any matter referred to in (a) to (h) above; and

(j)   any Taxation or amount in respect thereof payable or incurred by any Group Member in connection with any matter referred to in (a) to (i) above; provided that, for the avoidance of doubt, any income, gain, Tax or other amount resulting from or attributable to any election under Section 336 or 338 of the U.S. Internal Revenue Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of the Company or the deemed acquisition of any Group Member shall not constitute Leakage, but excluding any: (i) Permitted Leakage; and (ii) amount in respect of VAT which is recoverable as input tax by a Group Member or representative member of the VAT group of which that Group Member is a member;

“Leakage Claim”	any claim, proceeding, suit or action against a Seller in respect of any demand for payment arising under or pursuant to clauses 3.11 to 3.18;

“Leaver Provisions”	the provisions of articles 38 to 50 of the articles of association of the Company;

“Leaver Shares”	has the meaning given in clause 5.18(a);

“Legacy EBT”	AMS Group Employee Incentive Trust;

“Legacy EBT Bonuses”	the cash bonuses to be paid to selected employees of the Group (and beneficiaries of the Legacy EBT) funded by the surplus assets of the Legacy EBT, as recommended by the Company to the Legacy Trustee, and as set out in the Completion Schedule;

“Legacy EBT Bonuses Amount”	the Legacy EBT Bonuses (prior to any deductions or withholding in respect of Tax) as set out in the Completion Schedule;

“Legacy EBT Bonuses Employer Tax”	any Employer Taxes which are payable in respect of the Legacy EBT Bonuses and not collected by way of deduction or withholding from the Legacy EBT Bonuses or funded from the assets of the Legacy EBT;

“Legacy EBT Bonus Employer Tax Amount”	the aggregate amount of the Legacy EBT Bonuses Employer Tax, as set out in the Completion Schedule;

“Legacy Trustee”	Zedra Trust Company (Guernsey) Limited, acting in its capacity as trustee of the Legacy EBT;

“Legacy Trust Deed”	the trust deed in relation to the Legacy EBT (as amended or restated from time to time);

“Letter of Recommendation”	the letters of recommendation from the Company to each of the Trustee Seller and the Legacy Trustee, as agreed between the Company and the Buyer prior to the date of this Agreement, pursuant to which the Company recommends that each of the Trustee Seller and the Legacy Trustee exercises its discretion under the Trust Deed and the Legacy Trust Deed (as applicable) to perform the actions contemplated by this Agreement, including to distribute any surplus assets that constitute EBT assets and Legacy EBT assets (as applicable) as at the Completion Date (and following the satisfaction of any outstanding liabilities of the Trustee Seller and the Legacy Trustee, including the EBT Loans) in the form of the EBT Bonuses and the Legacy EBT Bonuses (as applicable) to beneficiaries of the EBT and the Legacy EBT (as applicable), with any such EBT Bonuses and Legacy EBT Bonuses to be paid by the relevant Group Member to the relevant beneficiaries of the EBT and the Legacy EBT (as applicable) in accordance with clause 7.7;

“List of Buyer’s Group Members”	the list of Buyer’s Group Members, in the agreed form;

“Loan Note Capitalisation”	the capitalisation of the Loan Notes (including all accrued but unpaid interest thereon up to (and including) the date of such capitalisation) into the New Preferred Ordinary Shares, to be effected prior to Completion in accordance with step 1 of the Tax Structure Memorandum;

“Loan Note Instrument”	the deed poll constituting £400,000,000 unsecured loan notes issued or to be issued by the Company, originally dated 13 June 2018 and amended and restated on 30 September 2024;

“Loan Notes”	the £400,000,000 unsecured loan notes issued or to be issued by the Company accruing a coupon of: (i) 9.0% on a cumulative basis starting from the date of issue to 30 September 2024 (inclusive); (ii) 3.3% on a cumulative basis in respect of the period starting from 1 October 2024 (or the date of issue, if later) to 31 July 2026 (both dates inclusive); and (iii) 9.0% on a cumulative basis in respect of the period starting from 1 August 2026 (or the date of issue, if later) (inclusive), issued pursuant to the Loan Note Instrument;

“Loan Note Post-Locked Box Accrual”	an amount equal to all accrued but unpaid interest on the Loan Notes from (and excluding) the Locked Box Date up to (and including) the Completion Date;

“List of Group Members”	the list of Group Members, in the agreed form;

“Locked Box Accounts”	the audited, consolidated balance sheet of the Company as at and for the financial period ended on the Locked Box Date, being document 20.1.4.4 in the Data Room;

“Locked Box Date”	31 December 2025;

“Long Stop Date”	the date which falls one hundred and eighty (180) days from and excluding the date of this Agreement;

“Majority Seller’s Group”	in respect of the Majority Seller, such Majority Seller and its Affiliates, and “member of the Majority Seller’s Group” shall be construed accordingly;

“Management Loan Amounts”	in relation to a Management Seller, all amounts (including of principal, accrued but unpaid interest and additional amounts in respect of withholdings) which the Management Seller must pay to discharge all of their obligations under, their Management Loan(s) at Completion, and “Management Loan Amount” shall be construed accordingly;

“Management Loans”	in relation to a Management Seller, the agreement entered into by the relevant Group Member (as lender) and such Management Seller (as borrower), pursuant to which the relevant Group Member advanced a loan to such Management Seller in connection with their Shares, and “Management Loan” shall be construed accordingly;

“Management Sellers”	the Management Share Sellers and the Management Beneficial Interest Sellers and “Management Seller” shall be construed accordingly;

“Management Sellers’ Representative”	the person appointed pursuant to clause 14.26;

“Management Warranty Deed”	the management warranty deed to be entered into on or around the date of this Agreement between the Warrantors (as defined therein) and the Buyer;

“Money Laundering Laws”	has the meaning given in clause 5(k) of Schedule 3;

“New Preferred Ordinary Shares”	preference ordinary shares of £0.001 each in the capital of the Company to be issued to the OAC Seller and the Minority Seller pursuant to, and with effect from, the Loan Note Capitalisation;

“Notified Leakage”	the aggregate amount of any Leakage notified by the Institutional Seller to the Buyer in writing prior to Completion pursuant to clause 5.19(h), as set out in the Completion Schedule;

“NYSE”	the New York Stock Exchange or any successor stock exchange thereto;

“OPE Entity”	each of the Majority Seller, OMERS Private Equity Inc. and their respective subsidiary undertakings (excluding any investee or portfolio companies of the foregoing);

“Order”	any order, judgment, injunction, restraining order, award, ruling, decree or writ adopted or imposed by, including any consent decree, arbitration award, settlement agreement or similar written agreement with, any Governmental Entity;

“Ordinary Shares”	the D1 Shares, the D2 Shares, the E Shares, the Ratchet 1 Shares and the Ratchet 2 Shares in the capital of the Company;

“Paying Agent”	Wilmington Trust or such other bank or other financial institution as the Buyer and the Majority Seller may, each acting reasonably, jointly appoint as soon as reasonably practicable after the date of this Agreement;

“Paying Agent Account”	the bank account of the Paying Agent as set out in the Completion Schedule;

“Permitted Leakage”	any payment, liability or matter set out or referred to in Schedule 4;

“Permitted Leaver Transfer”	has the meaning given in clause 5.18(a);

“Permitted Rights”

means in respect of each Seller and any of their Connected Persons:

(a)   all rights, actions, claims, obligations or sums that exist or may exist at Completion in connection with the ordinary course of their employment or engagement by any Group Member (consistent with past practice and including in respect of any unpaid remuneration, benefits or expenses in connection with such employment or engagement);

(b) any Permitted Leakage paid or due to them; and (c) any other amounts expressly due to be paid to them under any of the Transaction Documents;

“person”	any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, vessel or other enterprise or unincorporated organization or entity;

“Preferred A Ordinary Shares”	the preferred A ordinary shares of £0.001 each in the capital of the Company accruing a cumulative preferential cash dividend of: (i) 9.0% on a cumulative basis from the date of issue to 30 September 2024; (ii) 3.3% on a cumulative basis in respect of the period starting from 1 October 2024 (or the date of issue, if later) to 31 July 2026 (both dates inclusive); and (iii) 9% on a cumulative basis in respect of the period starting from 1 August 2026 (or the date of issue, if later) (inclusive);

“Preferred B Ordinary Shares”	the preferred B ordinary shares of £0.001 each in the capital of the Company accruing a cumulative preferential cash dividend of: (i) 9.0% on a cumulative basis from the date of issue to 30 September 2024; (ii) 3.3% on a cumulative basis in respect of the period starting from 1 October 2024 (or the date of issue, if later) to 31 July 2026 (both dates inclusive); and (iii) 9% on a cumulative basis in respect of the period starting from 1 August 2026 (or the date of issue, if later) (inclusive);

“Preferred C1 Ordinary Shares”	the preferred C1 ordinary shares of £0.001 each in the capital of the Company accruing a cumulative preferential cash dividend of: (i) 3.3% on a cumulative basis in respect of the period starting from 1 October 2024 (or the date of issue, if later) to 31 July 2026 (both dates inclusive); and (ii) 9.0% on a cumulative basis in respect of the period starting from 1 August 2026 (or the date of issue, if later) (inclusive);

“Preferred C2 Ordinary Shares”	9.0% cumulative preferred C2 ordinary shares of £0.001 each in the capital of the Company;

“Preferred Ordinary Shares”	the Preferred A Ordinary Shares, the Preferred B Ordinary Shares, the Preferred C1 Ordinary Shares, the Preferred C2 Ordinary Shares and the New Preferred Ordinary Shares;

“Preferred Share Post-Locked Box Accrual”	an amount equal to all accrued but unpaid preferential dividends on the Preferred Ordinary Shares from (and excluding) the Locked Box Date up to (and including) the Completion Date;

“Private Placement Legend”	a legend substantially to the following effect: “THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

“Prohibited Payments”	has the meaning given in clause 5(j)(ii) of Schedule 3;

“Ratchet 1 Shares”	the Ratchet 1 ordinary shares of £0.001 each in the capital of the Company;

“Ratchet 2 Shares”	the Ratchet 2 ordinary shares of £0.001 each in the capital of the Company;

“Registration Statement”	has the meaning given in clause 5.11;

“Relevant Proportion”	in respect of each Seller, the proportion which such Seller’s Allocated Consideration Amount bears to the aggregate Consideration (excluding any adjustments for Leakage (including Notified Leakage));

“Relief”	any relief, loss, allowance, exemption, set-off, deduction or credit in computing Taxation, or profits, income, or gains for Taxation purposes and any repayment of, or in respect of, Taxation;

“Repayment Schedule”	has the meaning given in clause 5.20;

“Retention Bonus Amount”	an amount equal to the aggregate amount of: (a) the Retention Bonuses, plus (b) the Retention Bonus Employer Tax, in each case, as set out in the Completion Schedule;

“Retention Bonus Employer Tax”	means any Employer Taxes which are payable in respect of the Retention Bonuses and not collected by way of deduction or withholding from the Retention Bonuses;

“Retention Bonuses”	means the gross amount of any retention bonuses to be paid by the applicable Group Member to any employee, director or consultant of any Group Member in connection with the Transaction or the transactions contemplated in the Transaction Documents (and each, individually, a “Retention Bonus”);

“Resigning Directors”	Matthew Baird and Madeleine Cavadias;

“Restricted Party”	a person that is (a) listed on, or owned or controlled (as such terms are defined by the relevant Sanctions Authority), directly or indirectly, by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List; (b) resident, operating, located, or organized in, or directly or indirectly owned or controlled by, or acting on behalf of, a person which is a resident, located in or organized under the laws of a Sanctioned Country; (c) a government of, or directly or indirectly owned or controlled by, or acting on behalf of, a Sanctioned Country; or (d) otherwise a target of Sanctions;

“R&W Insurer”	means Vale Insurance Partners;

“R&W Insurance Policy”	any representations and warranties insurance policy in relation to the Management Warranty Deed and/or this Agreement to be issued by underwriters in favour of the Buyer on or after the date of this Agreement;

“Sanctioned Country”	any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement, comprise the Russian controlled regions of Crimea, Donetsk and Luhansk, Cuba, Iran, North Korea, and Syria;

“Sanctions”	the economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures, administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority”	(a) the United States government, (b) the United Nations, (c) the European Union or its Member States, (d) the United Kingdom (e) Global Affairs Canada or (f) any other governmental entity that administers, enacts or enforces economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures.

“Sanctions List”	any list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities (each as amended, supplemented or substituted from time to time), including but not limited to the List of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications Lists maintained by OFAC, the Consolidated United Nations Security Council Sanctions List, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, and the European Union’s lists of restrictive measures against persons and entities issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005.

“Sarbanes-Oxley Act”	the U.S. Sarbanes-Oxley Act of 2002;

“SEC”	the U.S. Securities and Exchange Commission;

“Securities”	the Shares and the Loan Notes;

“Securities Act”	the U.S. Securities Act of 1933, as amended;

“Seller Claim”	any claim, proceeding, suit or action against a Seller in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever arising under or pursuant to this Agreement, but excluding a Leakage Claim;

“Sellers”	the Institutional Sellers, the Management Sellers and the Trustee Seller;

“Sellers’ Solicitors”	Weil, Gotshal & Manges (London) LLP of 110 Fetter Lane, London EC4A 1AY;

“Senior Employee”	any employee, officer, director or worker of the Group whose gross annual base salary is more than GBP 175,000;

“Shares”

the entire issued share capital of the Company, being, as at Completion:

(a)   130,045 Preferred A Ordinary Shares

(b)  581,257 Preferred B Ordinary Shares

(c)   34,728 C1 Ordinary Shares

(d)  36,034 C2 Ordinary Shares

(e)   58,300 D1 Ordinary Shares

(f)   161,700 D2 Ordinary Shares

(g)   5,000 E Ordinary Shares

(h)  1,000 Ratchet 1 Shares

(i)  160,340 Ratchet 2 Shares

(j)   such number of New Preferred Ordinary Shares as is confirmed in the Completion Schedule in accordance with clause 5.19;

“Shelf Registration”	has the meaning given in clause 5.11;

“Signing Stock Price”	the volume-weighted average closing sale price of a share of Buyer Common Stock stated in US Dollars (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Buyer, acting reasonably) for the 20 consecutive full trading days (in which such shares are traded on the NYSE) ending at the closing of trading on the full trading day immediately preceding the date of this Agreement;

“Subrogation Waiver”	has the meaning given in clause 7.4(a);

“Subsidiary”	with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person;

“Target Completion Date”	has the meaning given in clause 6.1;

“Tax” and “Taxation”	all forms of taxation, charges, contributions, duties, tariffs, imposts and levies imposed, assessed or collected by a Tax Authority or any other person as a result of an enactment relating to tax, in any jurisdiction, whether by withholding or otherwise, and in respect of any person whether their liability for the same is a primary or secondary liability or by reason of transferee or successor liability, contract, or otherwise, including any interest, fine, penalty or surcharge levied in connection therewith (including, for the avoidance of doubt, any interest, fine, penalty or surcharge relating to any document submitted to any Tax Authority (or required to be submitted to any Tax Authority) prior to Completion);

“Tax Authority”	any local, municipal, governmental, federal, state or other fiscal, revenue, customs or excise authority, body, agency or official competent to impose, assess or collect a liability to Tax or responsible for the administration of Tax or enforcement of any law in relation to Tax;

“Tax Structure Memorandum”	the tax structure paper prepared by Ernst & Young LLP and dated 25 June 2026 in the agreed form, setting out the steps to implement the Loan Note Capitalisation, as amended from time to time in accordance with its terms and with the prior written consent of the Buyer and the Management Sellers’ Representative (in each case, not to be unreasonably withheld, conditioned or delayed);

“Transaction”	the sale of the Securities to the Buyer by the Sellers pursuant to this Agreement;

“Transaction Bonus Amount”	an amount equal to the aggregate amount of: (a) the Transaction Bonuses, plus (b) the Transaction Bonus Employer Tax, in each case, as set out in the Completion Schedule;

“Transaction Bonus Employer Tax”	any Employer Taxes which are payable in respect of the Transaction Bonuses and not collected by way of deduction or withholding from the Transaction Bonuses;

“Transaction Bonuses”	the gross amount of any bonuses to be paid by applicable Group Member to any employee, director or consultant of any Group Member directly or indirectly in connection with the Transaction or the transactions contemplated in the Transaction Documents (and each, individually, a “Transaction Bonus”);

“Transaction Costs”	any fees, costs and expenses (including any irrecoverable VAT) of advisors appointed in connection with the Transaction that have been incurred by a member of the Group (which, for the avoidance of doubt, includes any such fees, costs and expenses incurred by a member of the Group for the benefit of any Institutional Seller and / or Management Seller);

“Transaction Costs Amount”	the Transaction Costs as set out in the Completion Schedule;

“Transaction Documents”	this Agreement, the Management Warranty Deed, the Disclosure Letter and the documents in the agreed form under, or executed or delivered pursuant to or to be executed or delivered pursuant to, any of the foregoing;

“Trust Deed”	the trust deed in relation to the EBT (as amended or restated from time to time);

“Unconditional Date”	the first Business Day after all Conditions have been satisfied or waived in accordance with this Agreement (or such other date as the Majority Seller and the Buyer may agree in writing);

“VAT”

(a)   any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)  value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(c)   any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or (b), or elsewhere;

“Waived 280G Benefits”	has the meaning given in clause 5.25;

“Warrantor Representative”	Gordon Stuart;

“Warranty”	a statement set out in Schedule 3 and “Warranties” means all such statements; and

“WKSI”	has the meaning given in clause 5.11(a).

SIGNED	)	/s/ Mark Dunstan
for and on behalf of	)	Chairman and Member of the Management Board
AUXEY HOLDINGS (LUX) S.A.S	)
acting by:	)	/s/ Adil Salah
	)	Member of the Management Board

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED	)	/s/ Brodie Swartz
for and on behalf of	)	Name: Brodie Swartz
OMERS ADMINISTRATION	)	Title: Senior Vice President, Associate General Counsel and Corporate Secretary
CORPORATION	)
acting by:	)	/s/ Andréa Armborst
Name: Andréa Armborst
Title: Vice President, Enterprise Legal

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED	)	/s/ Lars Johansson
for and on behalf of	)	Lars Johansson, Director
AMS CAYCO LTD.	)
acting by:	)
)

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED by Rosaleen Blair

/s/ Rosaleen Blair

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED by	)
as duly authorised attorney	)
for and on behalf of the	)
CATEGORY 1 MANAGEMENT SELLERS	)
	)	/s/ Matthew Baird
Name: Matthew Baird
Title: Authorised attorney

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED by	)
as duly authorised attorney	)
for and on behalf of the	)
CATEGORY 2 MANAGEMENT SELLERS	)
	)	/s/ Matthew Baird
Name: Matthew Baird
Title: Authorised attorney

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED by	)
as duly authorised attorney	)
for and on behalf of the	)
CATEGORY 3 MANAGEMENT SELLERS	)
	)	/s/ Matthew Baird
Name: Matthew Baird
Title: Authorised attorney

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED	)
for and on behalf of	)
OCORIAN LIMITED	)	/s/ Claire Drummond
as trustee of the Auxey Equity Plan	)	Name: Claire Drummond
Employee Trust	)	Title: Authorised signatory
acting by two authorised signatories	)

/s/ Emma Walker
Name: Emma Walker
Title: Authorised signatory

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED	)
for and on behalf of	)
OCORIAN LIMITED	)	/s/ Claire Drummond
as nominee for and on behalf of	)	Name: Claire Drummond
the Management Beneficial	)	Title: Authorised signatory
Interest Sellers	)
acting by two authorised signatories	)

/s/ Emma Walker
Name: Emma Walker
Title: Authorised signatory

PROJECT MAPLE – SPA – SIGNATURE PAGE

SIGNED	)	/s/ Jonathan Kuai
for and on behalf of	)	Name: Jonathan Kuai
KORN FERRY	)	Title: Corporate Secretary
acting by:	)

PROJECT MAPLE – SPA – SIGNATURE PAGE